                                                                    EXHIBIT 99.1

SELECTED FINANCIAL DATA.

      The following table sets forth selected financial and operating information on a historical basis for the Company for each of the five years ended December 31, 2004.

(in thousands, except per share data)             2004             2003            2002               2001               2000
-------------------------------------------    ------------    ------------    ------------       ------------       ------------
OPERATING DATA

Total revenue                                  $   320,087     $   274,393     $   263,882        $   247,861        $   238,228
Expenses:
   Depreciation and amortization                    92,683          74,633          68,082             57,878             51,658
   Other operating                                 125,861         103,248          92,615             82,005             78,020
Income from operations                             101,543          96,512         103,185            107,978            108,550
Interest expense                                    75,103          63,522          60,692             66,853             67,815
Other income (expense), net                          5,484           7,579          31,107             16,594              8,464
Income from continuing operations                   21,562          28,162          48,434             36,428             29,864
Income from discontinued operations                 33,056          24,103          24,943             19,181             19,726
Dividends to preferred shareholders                 14,781          15,284          15,565             13,407             10,940
Distributions to preferred unitholders               7,493           8,873           8,873              8,873              8,873

Net income available to common shareholders         39,837          32,530          57,812             42,202             38,650

Per share - basic:
   Income from continuing operations           $      0.25     $      0.33     $      1.48        $      1.11        $      0.89
   Income from discontinued operations                1.22            0.97            1.13               0.92               0.93
                                               -----------     -----------     -----------        -----------        -----------
          Net income per share - basic         $      1.47     $      1.30     $      2.61        $      2.03        $      1.82
                                               -----------     -----------     -----------        -----------        -----------

Per share - diluted:
   Income from continuing operations           $      0.25     $      0.33     $      1.47        $      1.10        $      0.89
   Income from discontinued operations                1.20            0.96            1.11               0.92               0.93
                                               -----------     -----------     -----------        -----------        -----------
          Net income per share - diluted       $      1.45     $      1.29     $      2.58        $      2.02        $      1.82
                                               -----------     -----------     -----------        -----------        -----------

Dividends declared                             $      2.68     $      2.66     $      2.64        $      2.52        $      2.40

BALANCE SHEET DATA

Land, buildings and equipment, net             $ 2,426,381     $ 1,970,699     $ 1,947,078        $ 1,756,260        $ 1,769,506
Total assets                                     2,801,343       2,194,927       2,129,856          2,014,623          1,944,099
Total debt                                       1,855,787       1,267,865       1,262,193          1,191,791          1,179,095
                                               -----------     -----------     -----------        -----------        -----------
OTHER DATA

Funds from operations (1) *                        137,610         123,050         128,110 (2)        120,402 (2)        114,818 (2)
Total market capitalization (3)                  3,621,947       2,998,390       2,679,607          2,466,524          2,237,256
Cash flow provided by (used in)
   Operating activities                            135,529         137,803         141,993            136,559            105,646
   Investing activities                           (442,323)       (122,555)        (99,861)           (88,872)          (114,018)
   Financing activities                            309,449         (13,414)        (46,025)           (41,835)             8,009
Total properties (at end of year)                      153             112             106                108                115

(1) Pursuant to the definition of Funds from Operations (FFO) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

The Company believes that FFO is useful to investors because it provides an additional indicator of the Company's financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) FFO has been revised for years ended 2002, 2001 and 2000 to conform to NAREIT's FFO definition. For more information, see "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations."

(3) Total market capitalization is defined as the market value of outstanding common shares of the Company and operating partnership units of CRLP, plus preferred equity and consolidated debt of the Company. This amount was calculated assuming the conversion of 10,372,650, 10,361,034, 10,788,341, 11,159,027 and 11,225,726, units of minority interest in CRLP into the Company's Common Shares for 2004, 2003, 2002, 2001 and 2000, respectively.

* Non-GAAP financial measure. See "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations" for reconciliation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together with the consolidated financial statements of the Company and notes thereto contained in this Form 10-K.

GENERAL

      We are a self-administered equity REIT that owns, develops and operates multifamily, office and retail properties in the Sunbelt region of the United States. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of commercial real estate property. Our activities include full or partial ownership of a diversified portfolio of 153 properties as of December 31, 2004, located in Alabama, Arizona, Florida, Georgia, Mississippi, Nevada, New Mexico, North Carolina, South Carolina, Tennessee, Texas, and Virginia, development of new properties, acquisition of existing properties, build-to-suit development, and the provision of management, leasing, and brokerage services for commercial real estate.

      As a lessor, the majority of our revenue is derived from tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants, and the ability of these tenants to make their rental payments. We believe that the diversified nature of the properties in which we typically invest - multifamily, office and retail - provides a more stable revenue flow in uncertain economic times, in that our diversified property types generally do not have the same economic cycles and while one property type may be experiencing difficulty, the other property types may be maintaining their strength.

      The following table summarizes certain key operating performance measures for our properties as of and for the years ended December 31, 2004 and 2003:

                                            CONSOLIDATED PROPERTIES  UNCONSOLIDATED PROPERTIES      TOTAL PROPERTIES
                                            -----------------------  -------------------------   ----------------------
                                             AS OF AND FOR THE YEAR    AS OF AND FOR THE YEAR    AS OF AND FOR THE YEAR
                                               ENDED DECEMBER 31,        ENDED DECEMBER 31,        ENDED DECEMBER 31,
                                             ----------------------    ----------------------    ---------------------
                                               2004         2003         2004         2003         2004         2003
                                             ---------    ---------    ---------    ---------    ---------    ---------
          MULTIFAMILY PROPERTIES
     Physical Occupancy                          94.7%        92.9%        92.9%        90.5%        94.6%        92.9%
     Same-Property Economic Occupancy (1)        81.8%        79.7%         n/a          n/a         81.8%        79.7%
     Same-Property NOI Growth (2)                 3.4%        -3.9%         n/a          n/a          3.4%        -3.9%

     End of Month Scheduled Base
       Rent per Unit per Month               $    851     $    742     $    782     $    718     $    844     $    794
     Capital Expenditures per Unit           $    690     $    450     $    487     $    624     $    609     $    460

          OFFICE PROPERTIES

     Physical Occupancy                          92.2%        89.7%       100.0%       100.0%        92.2%        89.7%
     Same-Property NOI Growth (2)                -3.0%        -8.5%         n/a          n/a         -3.0%        -8.5%
     Base Rent per Square Foot               $  18.28     $  18.78     $  14.86     $  16.48     $  17.48     $  18.50
     Capital Expenditures per Square Foot    $   2.48     $   2.47     $      -     $      -     $   2.48     $   2.47

          RETAIL PROPERTIES

     Same-Property NOI Growth (2)                 1.0%         0.2%        18.8%        -9.1%         1.5%        -2.0%

Regional Malls:
     Physical Occupancy                          93.8%        91.8%        81.9%        79.8%        93.4%        91.4%
     Base Rent per Square Foot               $  22.25     $  21.97     $  22.86     $  32.06     $  22.86     $  22.06
     Tenant Gross Sales per Square Foot      $ 271.03     $ 271.37     $ 272.05     $ 253.03     $ 271.19     $ 270.23

Shopping Centers:
     Physical Occupancy                          87.9%        85.4%        99.3%        98.8%        88.5%        86.3%
     Base Rent per Square Foot               $  16.61     $  14.08     $  17.23     $  16.02     $  16.65     $  14.38
     Tenant Gross Sales per Square Foot      $ 212.70     $ 220.65     $ 237.48     $ 218.78     $ 214.16     $ 220.53

(1) Economic Occupancy represents scheduled base rents, less vacancy loss, all concessions adjusted for straightline (including but not limited to: renewals, models, employee units), and bad debts divided by scheduled base rents.

(2) NOI amounts are based on our segment data. See Note 7 - Segment Information in our Notes to Consolidated Condensed Financial Statements.

      As shown in the table above, multifamily occupancy and base rents continued to trend upward in 2004. Improvements in 2004 were due primarily to the strengthening of the overall economy and acquisitions during 2004 of multifamily properties in cities such as Atlanta, GA, Austin, TX, Charlotte, NC, Raleigh-Durham, NC, and Tampa, FL. We expect to continue to make acquisitions of attractive multifamily properties in existing markets as well as in new markets as a result of our exposure to those new markets through joint ventures in multifamily properties. As previously disclosed, our pending merger with Cornerstone is expected to close in April 2005. In the event we complete the merger, we will be more subject to the economic trends specific to the multifamily sector, such as:

      - changes in job growth, household formation and population growth in our markets;

      -     changes in interest rates;

      -     supply and demand for apartment properties in our current markets;
            and

      - competition, which could limit our ability to secure attractive investment opportunities, lease apartment properties, or increase or maintain rents.

      As shown in the above table, physical occupancy of our office properties increased from 89.7% in 2003 to 92.2% in 2004. This increase was due primarily to improved leasing activity throughout the year. Our office properties continued to be negatively impacted by the absence of corporate hiring and a "buyers market" for office space in which increased tenant leverage put pressure on current rental rates. As a result, our office division's base rent per square foot decreased from $18.50 in 2003 to $17.48 in 2004, or a -5.5% change. Additionally, for the year ended December 31, 2004, we had approximately 103,957 square feet of early lease terminations and received lease termination fees on a portion of the terminations of approximately $1.7 million from our office properties. Future rental income from our office properties may be affected by future lease terminations because we may be unable to collect the full amount that was due under the lease and may incur additional cost in re-leasing the space. Although there is no way of predicting future lease terminations, we currently anticipate they continue to decrease in 2005. We also presently believe the challenges that have faced the office division will continue to decrease throughout 2005 and that improved operating performance will be achieved throughout the year.

      During 2004, our retail property performance indicators all signaled continued improvement. Our average rents for malls and shopping centers showed continued growth. Tenant sales in our "same properties" continued to mirror the increase in rents (even though the tenant sales for all properties declined slightly due to trade-offs resulting from property acquisitions and dispositions). We had 444,000 square feet more leasing activity in 2004 than the previous year at higher average rental rates and lower average tenant improvement and leasing costs per square foot. Our occupancy for all retail properties rose from 88.7% in 2003 to 91.3% in 2004 (a 260 basis point increase also reflected in our "same properties") with increases in occupancies in the anchor and "big box" spaces as well as in our specialty retail spaces. We acquired six new properties (all shopping centers) and sold four (one mall and three shopping centers). We completed one new development and one re-development in 2004 and have four new developments and three re-developments in progress. Our total retail assets have grown with a shift from traditional malls to "lifestyle" and power centers. We currently expect these retail occupancy and rental rate trends to continue in 2005.

      With our diversified strategy of investing in multifamily, office and retail property types, we are able to alter our asset mix to leverage market timing and maximize our investment returns. Currently, we are encouraged to see the multifamily market beginning to stabilize, and we are positioning our portfolio to benefit from that stabilization. Our diversified strategy allows us to balance risk and reward, and to leverage changing market conditions in three distinct sectors, which we believe lowers our risk profile, adds stability and sets us apart from our industry peers that are invested in a single property type.

CORNERSTONE MERGER

      During October 2004, we entered into a definitive merger agreement with Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a Richmond, Virginia-based REIT focused on multifamily communities. The transaction, which is expected to close during April of 2005, is valued at approximately $1.5 billion, including the assumption or repayment of Cornerstone debt.

      The transaction is structured as a common and preferred share election merger, with Cornerstone shareholders having the right to elect to receive the merger consideration in our common or preferred depositary shares. More specifically, in the merger, Cornerstone shareholders will have the right to elect to receive either:

   - a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be 0.2581; or

   - a number of Colonial 7.62% Series E preferred depositary shares, $25.00 liquidation preference per depositary share, equal to the preferred depositary share conversion rate, which we currently expect to be 0.4194;

for each outstanding common share of Cornerstone, subject to the restriction that the Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. If the number of Colonial Series E preferred depositary shares to be issued in the merger or the number of holders of Colonial Series E preferred depositary shares does not satisfy New York Stock Exchange listing conditions specified in the merger agreement, then each Cornerstone common share will be converted into a number of Colonial common shares equal to the common share conversion rate. In addition, the conversion rates are subject to various adjustments provided for in the merger agreement, although Colonial and Cornerstone do not currently expect any further material adjustments to the conversion rates. Depending upon the shareholder elections, we expect to issue approximately 11 to 14 million new common shares and up to approximately $150 million of new preferred securities and refinance or assume approximately $850 million of Cornerstone's existing secured debt. The transaction, which remains subject to approval by the common shareholders of Colonial and Cornerstone, has been unanimously approved by both boards.

      Cornerstone will have the right to terminate the transaction if our average share price for the 20 trading days preceding 10 trading days prior to the close of the transaction is below $31.00. However, in the event our share price is below such level, we have the right to continue the transaction through the payment, at our sole option, of additional Colonial Properties common shares or cash to provide Cornerstone shareholders value equivalent to that which they would have received had our share price been $31.00 for such measurement period. We have the right to terminate if our average share price exceeds $49.00 for 20 consecutive trading days preceding 10 trading days prior to the close of the transaction.

RECENT DEVELOPMENTS

      Fluctuations in our results of operations from period to period are affected by acquisitions, dispositions, new developments placed in service and other business transactions resulting from our efforts to develop new properties, and expand existing properties. During 2004, we completed the following new property openings, acquisitions, dispositions and business transactions:

   - In December 2004, we acquired Colonial Grand at McGinnis Ferry, a 434-unit multifamily apartment community located in Atlanta, Georgia.

   -  In December 2004, we disposed of our interest in Orlando Fashion Square, a
      1.0 million square foot retail asset located in Orlando, Florida.

   - In October 2004, we acquired Colonial Grand at Patterson Place, a 252-unit multifamily apartment community located in Durham, North Carolina and Colonial Grand at Beverly Crest, a 300 unit multifamily apartment community located in Charlotte, North Carolina.

   - In October 2004, we entered into a partnership agreement with Dreyfuss Real Estate Advisors ("DRA") in which we acquired a 20% interest and management of sixteen multifamily properties located in Arizona, New Mexico, and Nevada containing a combined 4,223 units.

   - In October 2004, we acquired Research Park Office Center, a 176,600 square foot office asset located in Huntsville, Alabama.

   - In October 2004, we disposed of Colonial Village at Vernon Marsh, a 178-unit multifamily apartment community located in Savannah, Georgia.

   - In October 2004, we entered into an additional $200.0 million bridge facility with certain participants of our current $320.0 million unsecured bank line of credit. Base rate loans and euro-dollar loans are available under the bridge facility.

   - In September 2004, we acquired Colonial Grand at Seven Oaks, a 318-unit multifamily apartment community located in Tampa, Florida.

   - In September 2004, we acquired Colonial Village at Sierra Vista, a 232-unit multifamily apartment community located in Austin, Texas.

   - In September 2004, we acquired Colonial Promenade Boulevard Square, a 220,656 square foot retail asset in Pembroke Pines, Florida.

   - In September 2004, we made a $9.0 million investment in the acquisition of a majority interest in Colonnade Properties LLC, a New York based real estate investment company focused on the acquisition, management, redevelopment and stabilization of 11 million square feet of office assets.

   - In September 2004, we disposed of Colonial Shoppes at Inverness, a 28,243 square foot retail asset located in Birmingham, Alabama.

   - In August 2004, we acquired a 25% partnership interest and the management of Colonial Grand at Brentwood and Colonial Village at Hendersonville, two multifamily apartment communities located in Nashville, Tennessee comprising a total of 618 units.

   - In August 2004, we acquired three retail assets totaling approximately 526,000 square feet in South Florida. Deerfield Mall is located in Deerfield Beach, Florida, College Parkway is located in Fort Myers, Florida and Pines Plaza is located in Pembroke Pines, Florida.

   - In July 2004, we disposed of a Colonial Shoppes at Stanly, a 47,100 square foot retail asset located in Locust, North Carolina.

   - In July 2004, we disposed of Village at Roswell Summit, a 25,500 square foot office asset located in Atlanta, Georgia.

   - In June 2004, we entered into a partnership agreement with Dreyfus Real Estate Advisors ("DRA") in which we acquired a 20% interest and management of The Cunningham Apartments, a 280 unit multifamily apartment community located in Austin, Texas.

   - In June 2004, we acquired a 25% partnership interest in Colonial Grand at Bayshore, a 376-unit multifamily apartment community, and in Colonial Grand at Palma Sola, a 340-unit multifamily apartment community. Both properties are located in Bradenton, Florida.

   - In June 2004, we acquired a 90% partnership interest in The Village on Parkway, a 381,166 square foot retail lifestyle center located in Dallas, Texas.

   - In June 2004, we acquired Colonial Grand at Berkeley Lake, Colonial Grand at River Plantation, Colonial Grand at Mount Vernon, Colonial Grand at River Oaks and Colonial Grand at Sugarloaf. These five multifamily apartment communities are located in Atlanta, Georgia and total 1,091 units.

   - In June 2004, completed a $300.0 million public debt offering of unsecured senior notes by CRLP. The notes, which mature in June 2014 bear a coupon rate of 6.25%, and were priced to yield an effective rate of 6.35% over the ten-year term.

   - In May 2004, we completed the development of Colonial Promenade Trussville II, a 59,000 square foot addition to Colonial Promenade Trussville, a community shopping center located in Birmingham, Alabama.

   - In May 2004, we disposed of our 15% interest in Colonial Grand at Ponte Vedra, a 240-unit multifamily apartment community located in Jacksonville, Florida.

   - In April 2004, we acquired Colonial Grand at Arringdon, a 320-unit multifamily apartment community located in Raleigh/Durham, North Carolina.

   - In April 2004, we acquired Kingwood Commons, a 164,356 square-foot retail lifestyle center located in Houston, Texas.

   - In April 2004, we completed a $100.0 million public debt offering of unsecured senior notes by CRLP. The notes, which mature in April 2011 bear a coupon rate of 4.80%, and were priced to yield an effective rate of 4.82% over the seven-year term.

   - In March 2004, we sold Colonial Promenade University Park I, a 215,590 square foot retail asset located in Orlando, Florida.

   - In February 2004, we acquired the DRS Building, a 215,485 square foot office asset located in Huntsville, Alabama.

   - In February 2004, we completed the redevelopment of Colonial Shoppes Clay, a 66,000 square foot community shopping center located in Birmingham, Alabama.

   - In February 2004, through CRLP, we modified the terms of the $100.0 million 8.875% Series B Preferred Units (the "Preferred Units"), which were originally issued in a private placement. Under the modified terms, the Preferred Units bear a distribution rate of 7.25% and are redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The terms of the Preferred Units were further modified on March 14, 2005 to extend the redemption date from February 24, 2009 to August 24, 2009. The Preferred Units are exchangeable for 7.25% Series B Preferred Shares of the Company, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

   - Throughout 2004, we sold various parcels of land for an aggregate sales price of approximately $16.7 million.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2004 TO THE YEAR ENDED DECEMBER 31,
2003

      Base rent for the year ended December 31, 2004 increased $39.2 million or 17.7% as compared with the year ended December 31, 2003. Base rent increased $30.6 million as a result of the 2004 and 2003 acquisitions and $1.2 million as a result of the completed developments in 2004. The remaining increase is primarily a result of a decrease in move-in concessions at our multifamily properties and an increase in occupancy at our retail properties.

      Percentage rent for the year ended December 31, 2004 increased $0.2 million or 9.7% as compared with the year ended December 31, 2003. The increase was primarily due to an increase in gross sales per square foot at our retail malls and the addition of new tenants at our retail malls that have recently completed redevelopment projects.

      Tenant recoveries for the year ended December 31, 2004 increased $1.3 million or 4.5% as compared with the year ended December 31, 2003. The increase was primarily the result of our 2004 and 2003 acquisitions.

      Other property related revenue for the year ended December 31, 2004 increased $1.4 million or 8.5% as compared with the year ended December 31, 2003. The increase is attributable to a full year of operations for the properties acquired and developed in 2004 and 2003.

      Other non-property related revenue for the year ended December 31, 2004 increased $3.6 million as compared with the year ended December 31, 2003. The increase is primarily due to an increase in property management and leasing income of $3.0 million, as a result of the new multifamily third party management agreements and the acquisition of Colonnade Properties, LLC. The remaining increase is a result of an increase in development and third party construction fees.

      General operating expenses of our operating properties for the year ended December 31, 2004 increased $3.4 million or 16.6% as compared to the year ended December 31, 2003. General operating expenses of the properties acquired and developed during 2004 and 2003 increased $2.5 million in 2004 as compared to 2003. The remaining increase is a result of increased operating costs at our existing properties.

      Salaries and benefits of our operating properties for the year ended December 31, 2004 increased $2.9 million or 22.2% as compared to the year ended December 31, 2003. Of the increase, $2.2 million is related to properties acquired during 2004 and 2003 and developed in 2004. The remaining increase is a result of an increase in payroll costs as a result of general salary increases to cover cost of living increases.

      Repairs and maintenance of our operating properties for the year ended December 31, 2004 increased $3.9 million or 15.4% as compared to the year ended December 31, 2003. Of the increase, $2.6 million is a result of a full year of operations of the properties acquired and developed in 2004 and 2003. The remaining increase is related to repairs that occurred on certain of our multifamily and retail assets in 2004 as compared to 2003.

      Taxes, licenses and insurance for our operating properties for the year ended December 31, 2004 increased $4.8 million or 18.9% as compared to the year ended December 31, 2003. The properties acquired and developed in 2004 and 2003 contributed $4.6 million of the increase. The remaining increase is a result of an increase in overall property taxes on a number of our operating properties.

      General and administrative corporate expenses for the year ended December 31, 2004 increased $7.7 million or 39.7% as compared to the year ended December 31, 2003. The increase is primarily attributable to a $3.5 million increase in management compensation as a result of the Company's continued growth, a $0.5 million increase in professional fees associated with Sarbanes-Oxley compliance and $1.6 million related to the acquisition of Colonnade Properties, LLC during 2004.

      Depreciation and amortization expenses for the year ended December 31, 2004 increased $18.1 million or 24.2% as compared to the year ended December 31, 2003. Approximately $12.9 million of the increase is related to a full year of depreciation and amortization on the properties acquired and developed during 2004 and 2003. Additionally, the amortization of prepaid leasing commissions and tenant improvements on our existing properties increased approximately $2.8 million as a result of an increase in leasing activity in 2004.

      Interest expense for the year ended December 31, 2004 increased $11.6 million, or 18.2%, to $75.1 million as compared to the year ended December 31, 2003. The increase reflects the issuance of $400 million of senior notes by CRLP during 2004 and interest on $246.2 million of debt assumed in connection with the acquisitions during 2004. Additionally, the increase is offset by a decrease in the LIBOR rate in 2003 and lower interest expense on our line of credit due to a lower average loan balance resulting from our equity offering and disposition activities in the early to mid part of 2003.

      Income from partially owned entities for the year ended December 31, 2004 increased $0.9 million compared to the same period for 2003. The increase is primarily the result of our interest in the joint venture with DRA in Arizona, New Mexico and Nevada and certain other joint ventures entered into in 2004.

      Ineffectiveness of hedging activities for the year ended December 31, 2004 increased $0.7 million as compared to the same period for 2003 and is due to the mark to market adjustment related to a $17.0 million swap on a property acquired during 2004. The swap does not qualify for hedge accounting in accordance with SFAS 133. Therefore the fair value of the swap is recognized currently in earnings.

      Gains from sales of property included in continuing operations for the year ended December 31, 2004 decreased $3.2 million to $4.7 million as compared to the year ended December 31, 2003. The decrease is a result of the reduction in the sales of various parcels of land in 2004 as compared to the sale of certain parcels of land in 2003.

      Other income (expense) for the year ended December 31, 2004 increased $0.6 million as compared to the same period in 2003. The increase is primarily attributable to an increase in income tax expense as a result of the increase in income from unrelated third parties to CPSI in 2004 as compared to 2003. CPSI provides property development, leasing and management services for third party owned properties and administrative services to us.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED DECEMBER 31,
2002

      Base rent for the year ended December 31, 2003 increased $11.8 million or 5.6% as compared with the year ended December 31, 2002. Base rent increased $16.8 million as a result of the acquisitions of 901 Maitland Center, Colonial Center at Colonnade and Colonial Center Heathrow in 2002, coupled with a full year of operations of Colonial Grand TownPark and Colonial Center 600 TownPark, which were completed developments in 2002. The increase was offset by multifamily properties sold in 2002, which are classified as continuing operations, due to us retaining the management of the multifamily properties sold. The 2002 multifamily property sales resulted in decreased base rent of $4.9 million in 2003 as compared to 2002. The remaining decrease is primarily a result of an increase in move-in concessions at our multifamily properties, which is a function of the declining employment growth and a robust single family housing market driven by lower interest rates.

      Percentage rent for the year ended December 31, 2003 increased $0.2 million or 7.2% as compared with the year ended December 31, 2002. The increase was primarily due to an increase in gross sales per square foot at our retail malls and the addition of new tenants at our retail malls that have recently completed redevelopment projects.

      Tenant recoveries for the year ended December 31, 2003 decreased $0.5 million or 1.8% as compared with the year ended December 31, 2002. The decrease was primarily due to a decrease in occupancy percentage as a result of early terminations at our office properties and the redevelopment of Colonial University Village in Auburn, Alabama during 2003. The decrease was partially offset by a full year of operations as a result of the acquisition of 901 Maitland Center, Colonial Center Colonnade, and Colonial Center Heathrow in 2002.

      Other property related revenue for the year ended December 31, 2003 increased $1.8 million or 11.6% as compared with the year ended December 31, 2002. The increase is attributable to a full year of operations for the properties acquired and developed in 2002 and an increase in lease buy out income of $0.6 million primarily as a result of early lease terminations within our office division in 2003 as compared to 2002.

      Other non-property related revenue for the year ended December 31, 2003 decreased $2.7 million or 36.5% as compared with the year ended December 31, 2002. The decrease is primarily due to a decrease in the recognition of development and leasing fees from unrelated third parties, as a result of the completion of the associated developments in 2002. Additionally, in 2002 we recognized $0.3 million of interest income, as a result of the sale of Colonial Grand at Spring Creek in December 2001, in which the Company held a note receivable on a portion of the sales price of the property through May 2002.

      General operating expenses of our operating properties for the year ended December 31, 2003 increased $0.9 million or 4.9% as compared to the year ended December 31, 2002. General operating expenses of the properties acquired and developed during 2002 increased $1.6 million in 2003 as compared to 2002. The increase was offset by a decrease of $0.5 million, which is attributable to the multifamily properties sold in 2002 that are classified within continuing operations.

      Salaries and benefits of our operating properties for the year ended December 31, 2003 increased $1.4 million or 12.4% as compared to the year ended December 31, 2002. Of the increase, $0.6 million is related to a full year of the salaries and benefits expenses of the properties acquired and developed during 2002, offset by a decrease related to the multifamily properties sold in 2002. The remaining increase is a result of an increase in payroll costs as a result of general salary increases to cover cost of living increases.

      Repairs and maintenance of our operating properties for the year ended December 31, 2003 increased $1.6 million or 6.8% as compared to the year ended December 31, 2002. Of the increase, $1.7 million is a result of a full year of operations of the properties acquired and developed in 2002, offset by a decrease of $0.4 million related to the multifamily properties sold in 2002. The remaining increase is related to repairs that occurred on certain of our older multifamily and retail assets in 2003 as compared to 2002.

      Taxes, licenses and insurance for our operating properties for the year ended December 31, 2003 increased $2.7 million or 11.9% as compared to the year ended December 31, 2002. The properties acquired and developed in 2002 contributed $2.2 million of the increase, offset by a decrease of $0.5 million related to the multifamily properties sold in 2002. The remaining increase is a result of an increase in overall property taxes on a number of our operating properties.

      General and administrative corporate expenses for the year ended December 31, 2003 increased $4.0 million or 25.7% as compared to the year ended December 31, 2002. The increase is attributable to an increase in management salaries as a result of the Company's continued growth, an increase in the expense recognized as a result of the issuance of restricted stock to executive management, an increase in professional fees in order to comply with the Sarbanes-Oxley Act, a reduction in the amount of direct salaries capitalized to development projects, and a charge of $1.1 million was recognized as a result of a retirement package granted to our chief financial officer in 2003.

      Depreciation and amortization expenses for the year ended December 31, 2003 increased $6.6 million or 9.6% as compared to the year ended December 31, 2002. Approximately $4.7 million of the increase is related to a full year of depreciation and amortization on the properties acquired and developed during 2002, offset by $1.2 million related to the multifamily properties sold in 2002. Additionally, the amortization of prepaid leasing commissions and tenant improvements on our existing properties increased approximately $4.5 million as a result of an increase in leasing activity in late 2002 and 2003.

      Interest expense for the year ended December 31, 2003 increased $2.8 million, or 4.7%, to $63.5 million as compared to the year ended December 31, 2002. The increase reflects the issuance of $125 million of senior notes by CRLP at 6.15% during April 2003 and a full year of interest on the debt assumed with the acquisition of Colonial Center Heathrow in 2002. Additionally, the increase is offset by a decrease in the LIBOR rate in 2003 and lower interest expense on our line of credit due to a lower average loan balance resulting from our equity offering and disposition activity in the early to mid part of 2003.

      Income from partially owned entities for the year ended December 31, 2003 decreased $0.8 million compared to the same period for 2002. The decrease reflects a $1.1 million increase in depreciation expense and a $0.9 million increase in interest expense at our partially owned entities, which primarily relates to a full year of depreciation and interest of Parkway Place in 2003 that was placed-in-service in late 2002. Parkway Place is a joint venture in which we maintain a 45.0% interest. Additionally, in 2002, we recognized a $0.6 million gain on sale of 25.0% of our investment in Colonial Promenade Madison Joint Venture. Prior to the sale of this interest, we held a 50.0% interest in the Colonial Promenade Madison Joint Venture. The decrease is partially offset by the increase in income from operations as a result of a full year of operations of Parkway Place.

      Ineffectiveness of hedging activities for the year ended December 31, 2003 increased $0.3 million as compared to the same period for 2002. The increase is primarily attributable to the reduction of our outstanding line of credit below the $150.0 million total hedged notional amount. In accordance with SFAS 133, we were required to designate one of our $50.0 million interest rate swaps; therefore a charge of $0.2 million was recorded in the first quarter of 2003. The remaining decrease is a result of hedge ineffectiveness on our remaining outstanding interest rate swap agreements.

      Gains from sales of property included in continuing operations for the year ended December 31, 2003 decreased $22.9 million to $7.9 million as compared to the year ended December 31, 2002. The decrease is a result of the sale of ten operating properties and various parcels of land in 2002 as compared to the sale of no operating properties in 2003 and various parcels of land. In 2003, all operating property sales are classified as discontinued operations. The operating property sales that occurred in 2002 are classified within continuing operations, as a result of us maintaining a continuing interest in the properties through the management of the properties sold.

      Other income (expense) for the year ended December 31, 2003 decreased $0.5 million as compared to the same period in 2002. The decrease is primarily attributable to a decrease in income tax expense as a result of the decrease in income from unrelated third parties to CPSI in 2003 as compared to 2002. CPSI provides property development, leasing and management services for third party owned properties and administrative services to us.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

      We believe our accounting policies are in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. We consider the following accounting policies to be critical to our reported operating results:

      Land, Buildings, and Equipment

      Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. We review long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset's fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

                          Useful Lives
                          ------------
Buildings                   40 years
Furniture and fixtures    5 or 7 years
Equipment                 3 or 5 years
Land improvements        10 or 15 years
Tenant improvements      Life of lease

      Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets. When items of land, buildings, or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded. The Company recognizes sales of real estate properties only upon the closing of a transaction. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under GAAP. For properties sold to a joint venture in which the Company retains an ownership percentage, the Company limits the profit recognized from the sale to the portion sold to the outside party. Further, the profit is limited by the amount of cash received for which the Company has no commitment to reinvest.

      Acquisition of Real Estate Assets

      We account for acquisitions of investments in real estate by allocating the purchase price to acquired tangible assets, consisting of land, building and tenant improvements, and to identifiable intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on their fair values. We consider acquisitions of operating real estate assets to be "businesses" as that term is contemplated in Emerging Issues Task Force Issue No. 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

      We allocate purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The "as-if-vacant" value is allocated to land and buildings based on management's determination of the relative fair values of these assets. We also allocate value to tenant improvements based on the estimated costs of similar tenants with similar terms.

      Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

      The aggregate value of other intangible assets acquired are measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We may engage independent third-party appraisers to perform these valuations and those appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

      The total amount of other intangible assets acquired is further allocated to in-place leases, which includes other tenant relationship intangible values based on management's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement or management's expectation for renewal), among other factors.

      The value of in-place leases and tenant relationships are amortized as a leasing cost expense over the initial term of the respective leases and any renewal periods, which are primarily expected to range from 11 to 28 years and which have a current weighted-average composite life of 19 years. In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

      We are actively pursuing acquisition opportunities and will not be successful in all cases. Costs incurred related to these acquisition opportunities are expensed when it becomes probable that we will not be successful in the acquisition.

      Real Estate Development

      We capitalize all costs, including interest and real estate taxes that are associated with a development, construction, expansion, or leasing of real estate investments as a cost of the property. All other expenditures necessary to maintain a property in ordinary operating condition are expensed as incurred.

      Costs incurred during predevelopment are capitalized after we have identified a development site, determined that a project is feasible, and concluded that it is probable that the project will proceed. While we believe we will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it becomes probable that a development will not be successful, the predevelopment costs that have been previously capitalized are expensed.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, CRLP, CPSI and CPSLP. The minority limited partnership interests in CRLP are reflected as minority interest in our consolidated financial statements. All significant inter-company balances and transactions have been eliminated in the consolidated financial statements. Entities in which the Company owns, directly or indirectly, a 50% or less interest and does not control are reflected in the consolidated financial statements as investments accounted for under the equity method. Under this method the investment is carried at cost plus or minus equity in undistributed earnings or losses since the date of acquisition. For those entities in which we own less than 100% of the equity interest, we consolidate the property if we have the direct or indirect ability to make major decisions about the entities' activities based on the terms of the respective joint venture agreements which specify the sharing of participating and protective rights such as decisions regarding major leases, encumbering the entities with debt and whether to dispose of entities. We would also consolidate certain partially-owned entities and other subsidiaries if we own less than 100% equity interest and are deemed to be the primary beneficiary as defined by FASB Interpretation 46 Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised ("FIN 46(R)").

      Revenue Recognition

      We, as a lessor, have retained substantially all of the risks and benefits of ownership of our properties and account for our leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the related lease. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the respective leases.

      Other income received from long-term contracts signed in the normal course of business is recognized in accordance with the terms of the specific contract. Property management and development fee income is recognized when earned for services provided to third parties.

      Valuation of Receivables

      We are subject to tenant defaults and bankruptcies at our office and retail properties that could affect the collection of outstanding receivables. In order to mitigate these risks, we perform credit review and analysis on all commercial tenants and significant leases before they are executed. We evaluate the collectibility of outstanding receivables and record allowances as appropriate. Our policy is to record allowances for all outstanding receivables greater than 60 days past due for our office and retail properties.

      Due to the short-term nature of the leases at our multifamily properties, generally six months to one year, our exposure to tenant defaults and bankruptcies is minimized. Our policy is to record allowances for all outstanding receivables greater than 30 days past due at our multifamily properties.

      Derivative Instruments

      We enter into derivative financial instruments from time to time, but do not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable-rate debt. We adjust our balance sheets on an ongoing quarterly basis to reflect current fair market value of our derivatives. Changes in the fair value of derivatives are recorded each period in earnings or comprehensive income, as appropriate. The ineffective portion of the hedge is immediately recognized into earnings to the extent that the change in value of a derivative does not perfectly offset the change in value of the instrument being hedged. The unrealized gains and losses held in accumulated other comprehensive income (loss) will be reclassified to earnings over time and occur when the hedged items are also recognized in earnings.

      We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness in hedging the exposure to the hedged transaction's variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. We discontinue hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

LIQUIDITY AND CAPITAL RESOURCES

      Short-Term Liquidity Needs

      Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses directly associated with our portfolio of properties (including regular maintenance items), capital expenditures incurred to lease our space (e.g., tenant improvements and leasing commissions), interest expense and scheduled principal payments on our outstanding debt, and quarterly dividends and distributions that we pay to our common and preferred shareholders and holders of partnership units in our operating partnership. In the past, we have primarily satisfied these requirements through cash generated from operations. We believe that cash generated from operations and borrowings under our unsecured line of credit will be sufficient to meet our short-term liquidity requirements. However, factors described below and elsewhere herein may have a material adverse effect on our cash flow.

      The majority of our revenue is derived from tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants, and the ability of these tenants to make their rental payments. We believe that the diversified nature of the properties in which we typically invest - multifamily, office and retail - provides a more stable revenue flow in uncertain economic times, in that our diversified property types generally do not have the same economic cycles and while one property type may be experiencing difficulty, the other property types may be maintaining their strength.

      We have made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to Federal income tax to the extent we distribute at least 90% of our REIT taxable income to our shareholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

      Long-Term Liquidity Needs

      Our long-term liquidity requirements consist primarily of funds necessary to pay for the principal amount of our long-term debt as it matures, significant non-recurring capital expenditures that need to be made periodically at our properties, development projects that we undertake and costs associated with acquisitions of properties that we pursue. Historically, we have satisfied these requirements principally through the most advantageous source of capital at that time, which has included the incurrence of new debt through borrowings (through public offerings of unsecured debt and private incurrence of secured and unsecured debt), sales of common and preferred stock, capital raised through the disposition of assets, and joint venture capital transactions. We believe these sources of capital will continue to be available in the future to fund our long-term capital needs. However, factors described below and elsewhere herein may have a material adverse effect on our access to these capital sources.

      Our ability to incur additional debt is dependent upon a number of factors, including our credit ratings, the value of our unencumbered assets, our degree of leverage and borrowing restrictions imposed by our current lenders. We currently have investment grade ratings for prospective unsecured debt offerings from three major rating agencies. If we experienced a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund investment activities, and the interest rate we are paying under our existing credit facility would increase.

      Our ability to raise funds through sales of common stock and preferred stock is dependent on, among other things, general market conditions for REITs, market perceptions about our company and the current trading price of our stock. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive.

      Over the last few years, we have maintained our asset recycling program, which allows us to maximize our investment returns through the sale of assets that have reached their maximum investment potential and reinvest the proceeds into opportunities with more growth potential. During 2004, we disposed of two multifamily properties including one property representing 178 units and our 15% interest in a second property representing 240 units, one office property representing 25,500 square feet, and four retail properties including three wholly owned properties representing 290,933 square feet and our 50% interest in a fourth property representing 1.1 million square feet. The multifamily, office and retail properties were sold for a total sales price of $105.1 million, which was used to repay a portion of the borrowings under our unsecured line of credit. Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. Our ability to sell properties in the future to raise cash will be limited if market conditions make such sales unattractive.

      As of December 31, 2004, we have an unsecured bank line of credit providing for total borrowings of up to $320 million. This line of credit agreement bears interest at LIBOR plus a spread calculated based on our unsecured debt ratings from time to time. Based on our current debt ratings, the spread is 105 basis points. The line of credit is renewable in November 2005 and provides for a one-year extension. The line of credit agreement includes a competitive bid feature that will allow us to convert up to $160 million under the line of credit to a fixed rate, for a fixed term not to exceed 90 days. The credit facility had an outstanding balance of $240.0 million at December 31, 2004. The floating weighted average interest rate of this short-term borrowing facility, including the competitive bid balance, was 3.14% at December 31, 2004.

      As of December 31, 2004, we have a $200.0 million bridge facility with certain participants of our current $320.0 million unsecured bank line of credit. Base rate loans and euro-dollar loans are available under the bridge facility. Generally, base rate loans bear interest at Wachovia's designated base rate, plus a base rate margin ranging from 0.00% to 1.00% based on our unsecured debt ratings from time to time. Euro-dollar loans bear interest at LIBOR plus a margin ranging from 0.70% to 1.35% based on our unsecured debt ratings from time to time. The bridge facility had an outstanding balance of $119.0 million at December 31, 2004, with an average interest rate of 3.45%. This facility matures in November of 2005.

      We are currently in the process of negotiating a new unsecured credit facility that will replace the existing unsecured bank line of credit and bridge facility. We expect to complete this transaction in the first quarter of 2005. However, we are not able to predict the terms of this new unsecured credit facility or whether we will be successful in completing this transaction.

      At December 31, 2004, our total outstanding debt balance was $1.9 billion. The outstanding balance includes fixed-rate debt of $1.3 billion, or 68.2% of the total debt balance, and floating-rate debt of $590.0 million, or 31.8% of the total debt balance. Our total market capitalization as of December 31, 2004 was $3.7 billion and our ratio of debt to market capitalization was 49.7%. We have certain loan agreements that contain restrictive covenants, which among other things require maintenance of various financial ratios. At December 31, 2004, we were in compliance with these covenants.

      Effect of Cornerstone Merger on Liquidity and Capital Resources

      In the event we complete our merger with Cornerstone, we will assume the debt of Cornerstone, which was $807.0 million as of December 31, 2004. We currently expect to repay a portion of Cornerstone's outstanding debt with proceeds from previously issued unsecured debt financing and additional unsecured debt financings which we are currently negotiating with prospective lenders.

      We currently expect to obtain the additional unsecured debt financings on favorable terms. However we cannot give assurance that the debt financings will be obtained. As a result of the increased debt levels associated with the Cornerstone merger, additional cash flow from operations will be used to make interest and principal payments on debt rather than for other purposes such as working capital, capital expenditures, acquisitions, development or other general corporate purposes. However, we currently expect that additional cash flows from operations as a result of the merger will fund such activities.

      Investing Activities

      During 2004, we acquired 11 multifamily properties containing 2,947 units, two office properties containing 392,100 square feet and six retail properties, including one retail property that is 90% owned, containing 1,291,972 square feet for an aggregate cost of $508.0 million. We completed the construction of Colonial Promenade Trussville II, a 59,000 square foot addition to Colonial Promenade Trussville, a community shopping center located in Birmingham, Alabama for a total cost of $8.3 million. Additionally, we completed the redevelopment of Colonial Shoppes Clay, a 66,000 square foot community shopping center located in Birmingham, Alabama. Project redevelopment costs totaled $4.3 million.

      During 2004 we began the development of one new apartment community and continued with the development of two other apartment communities. These communities, if developed as expected, will contain 950 units, and the total investment, including land acquisition costs, is projected to be approximately $74.9 million. We began the development of three retail properties and the redevelopment of one and continued with the development of one retail property and the redevelopment of two others, all three of which began prior to 2004. Upon completion of the retail developments and redevelopments, we expect to invest approximately $194.2 million, including land acquisition costs. Additionally, we have one ongoing mixed use project that integrates multifamily, office and/or retail products. During 2004, we invested an aggregate of $159.0 million in the development of these aforementioned development projects and certain parcels of land that were acquired for future development.

      We regularly incur significant expenditures in connection with the re-leasing of our office and retail space, principally in the form of tenant improvements and leasing commissions. The amounts of these expenditures can vary significantly, depending on negotiations with tenants and the willingness of tenants. We also incur expenditures for certain recurring capital expenses. During 2004, we incurred approximately $25.7 million related to tenant improvements and leasing commissions, and approximately $17.7 million of recurring capital expenditures. We expect to pay for future re-leasing and recurring capital expenditures out of cash from operations.

      Dividend

      The dividend on our common stock was $0.67 per share per quarter or $2.68 per share annually in 2004. We also pay regular quarterly dividends on our preferred stock and units. The maintenance of these dividends is subject to various factors, including the discretion of our Board of Trustees, our ability to pay dividends under Alabama law, the availability of cash to make the necessary dividend payments and the effect of REIT distribution requirements, which require at least 90% of our taxable income to be distributed to shareholders. We also make regular quarterly distributions on units in our operating partnership.

      Financing Transactions

      On February 18, 2004, CRLP modified the terms of the $100.0 million 8.875% Series B Preferred Units (the "Preferred Units"), which were originally issued in a private placement. Under the modified terms, the Preferred Units bear a distribution rate of 7.25% and are redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The terms of the Preferred Units were further modified on March 14, 2005 to extend the redemption date from February 24, 2009 to August 24, 2009. The Preferred Units are exchangeable for 7.25% Series B Preferred Shares of the Company, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

      On April 2, 2004, we completed a $100.0 million public debt offering of unsecured senior notes by CRLP. The notes, which mature in April 2011 bear a coupon rate of 4.80%, and were priced to yield an effective rate of 4.82% over the seven-year term. We used the net proceeds of the offering to repay a portion of the outstanding balance on its unsecured line of credit. On June 21, 2004, we entered into a reverse swap agreement on the $100.0 million senior notes, maturing in April 2011, to a floating rate equal to the 6-month LIBOR rate, which was 2.17% as of December 31, 2004.

      On June 17, 2004, we completed a $300.0 million public debt offering of unsecured senior notes by CRLP. The notes, which mature in June 2014 bear a coupon rate of 6.25%, and were priced to yield an effective rate of 6.35% over the ten-year term. We used the net proceeds of the offering to repay the outstanding balance on its unsecured line of credit, and the remaining amount was used for general corporate purposes and investment activities. In anticipation of closing the above mentioned public debt offering, we entered into a $232.0 million treasury lock on June 14, 2004 with a fixed 10-year treasury rate of 4.84%. On June 17, 2004, we settled the treasury lock agreement with a payment of approximately $2.1 million, which will be amortized over the life of the associated debt.

      On October 28, 2004, we entered into an additional $200.0 million bridge facility with certain participants of its current $320.0 million unsecured bank line of credit. Base rate loans and euro-dollar loans are available under the bridge facility. Generally, base rate loans bear interest at Wachovia's designated base rate, plus a base rate margin ranging from 0.00% to 1.00% based on our unsecured debt ratings from time to time. Euro-dollar loans bear interest at LIBOR plus a margin ranging from 0.70% to 1.35% based on our unsecured debt ratings from time to time. The bridge facility matures in November of 2005.

      On January 31, 2005, CRLP completed a $275 million offering of 4.750% senior unsecured notes due February 1, 2010. Interest on the notes is payable semi-annually on the 1st of every February and August beginning August 1, 2005. The net proceeds of approximately $273.3 million were used to pay down our bridge facility and a portion of our unsecured line of credit.

CREDIT RATINGS

      Our current credit ratings are as follows:

  RATING AGENCY      RATING (1)       LAST UPDATE
-----------------    ----------    -----------------
Standard & Poor's       BBB-       December 27, 2004
Moody's                 Baa3       January 12, 2005
Fitch                   BBB-       October 26, 2004

(1) Ratings outlook is "stable".

      Our credit ratings are investment grade. If we experience a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund its investment activities. In addition, our spread on our $320 million unsecured line of credit would increase as previously discussed.

MARKET RISK

      In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations and financial condition or cash flow. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments to manage or hedge interest rate risk. The table below presents the principal amounts, weighted average interest rates, fair values and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes at December 31, 2004.

                                                          (amounts in thousands)                                     ESTIMATED
                         -----------------------------------------------------------------------------------------      FAIR
                             2005        2006         2007         2008         2009      THEREAFTER      TOTAL        VALUE
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Fixed Rate Debt          $    79,374  $   109,367  $   179,979  $    52,201  $    39,032  $   805,792  $ 1,265,745  $ 1,292,371
Average interest rate
   at December 31, 2004          7.6%         7.8%         7.0%         7.5%         7.3%         6.6%         6.9%           -

Variable Debt            $   361,082  $     2,530  $     2,112  $     2,111  $     2,112  $   220,095  $   590,042  $   590,042
Average interest rate
   at December 31, 2004          3.2%         3.5%         3.5%         3.5%         3.5%         2.7%         3.0%           -

      The table incorporates only those exposures that exist as of December 31, 2004. It does not consider those exposures or positions, which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at that time, and interest rates.

      Our objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps, caps and treasury locks as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2004, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt, existing lines of credit, and forecasted issuances of debt. Two of our outstanding interest rate swaps at December 31, 2004, hedge the interest rate risk associated with forecasted debt issuances that are expected to occur in 2005. Accordingly, the maximum period of time over which we are hedging our exposure to variability in future cash flows for forecasted transactions other than those related to the payment of variable interest on existing debt is approximately eight months. We primarily use interest rate swaps as part of our fair value hedging strategy. These swaps involve the receipt of fixed rate amounts in exchange for variable rate amounts over the life of the agreements without exchange of the underlying principal amount. During 2004, such swaps were used to hedge the change in fair value of fixed rate debt.

      We have entered into several different hedging transactions in an effort to manage our exposure to changes in interest rates. The following table summarizes the notional values, fair values and other characteristics of our derivative financial instruments at December 31, 2004. The notional value at December 31, 2004 provides an indication of the extent of our involvement in these instruments at that time, but does not represent exposure to credit, interest rate, or market risk.

                                                                                 FAIR VALUE
                                                                            AT DECEMBER 31, 2004
                                                                             ASSET (LIABILITY)
          PRODUCT TYPE               NOTIONAL VALUE      RATE    MATURITY     (IN THOUSANDS)
------------------------------   ---------------------   -----   --------   --------------------
Interest Rate SWAP, Cash Flow    $30.2 - $27.7 million   5.932%   1/1/06    $               (809)
Interest Rate SWAP, Cash Flow        $17.0 million       7.380%   5/5/06                    (610)
Interest Rate SWAP, Fair Value       $100.0 million      4.803%   4/1/11                   3,269
Interest Rate SWAP, Cash Flow        $72.9 million       3.928%  1/15/10                     284
Interest Rate SWAP, Cash Flow        $170.0 million      4.250%  8/15/10                     136
Interest Rate CAP, Cash Flow         $25.9 million       4.840%   4/1/06                       4
Interest Rate CAP, Cash Flow         $16.4 million       4.840%   4/1/06                       3
Interest Rate CAP, Cash Flow          $8.4 million       4.840%   4/1/06                       1
Interest Rate CAP, Cash Flow         $19.7 million       6.850%  6/29/07                       6
Interest Rate CAP, Cash Flow         $16.7 million       6.850%   7/3/07                       5

      We do not use derivatives for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

      At December 31, 2004 and 2003, derivatives with a fair value of $3.7 million and $6,195, respectively, were included in other assets and derivatives with a fair value of $1.4 million and $2.1 million, respectively, were included in other liabilities. The change in net unrealized gains/losses of $0.2 million in 2004, $1.9 million in 2003 and $3.6 million in 2002 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders' equity and comprehensive income. The change in fair value of derivatives not designated as hedges of $0.4 million is included in other losses in 2004. There were not any derivatives not designated as hedges in 2003 and 2002. No hedge ineffectiveness on fair value hedges was recognized during 2004, 2003 and 2002. Hedge ineffectiveness of $3,661, $0.4 million and $23,000 on cash flow hedges due to index mismatches was recognized in other income during 2004, 2003 and 2002, respectively.

      Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's hedged debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $1.4 million, $1.9 million and $2.2 million of net unrealized gains/losses from accumulated other comprehensive income to interest expense during 2004, 2003 and 2002, respectively. During the next 12 months, the Company estimates that an additional $2.1 million will be reclassified.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

      The following tables summarize the material aspects of our future contractual obligations and commercial commitments as of December 31, 2004:

      Contractual Obligations


                                                                PAYMENTS DUE IN FISCAL
                                   -----------------------------------------------------------------------------
(in thousands)                        TOTAL       2005        2006       2007      2008      2009    THEREAFTER
--------------                     -----------  ---------  ---------  ---------  --------  --------  -----------
LONG-TERM DEBT:
     Consolidated                  $ 1,855,787  $ 440,456  $ 111,897  $ 182,091  $ 54,313  $ 41,144  $ 1,025,886
     Partially Owned Entities (1)      111,638     29,213        459        494     4,758    13,256       63,458
                                   -----------  ---------  ---------  ---------  --------  --------  -----------
TOTAL LONG-TERM DEBT                 1,967,425    469,669    112,356    182,585    59,071    54,400    1,089,344

Ground lease commitments                 4,050         54         54         54        54        54        3,780
                                   -----------  ---------  ---------  ---------  --------  --------  -----------
TOTAL                              $ 1,971,475  $ 469,723  $ 112,410  $ 182,639  $ 59,125  $ 54,454  $ 1,093,124
                                   ===========  =========  =========  =========  ========  ========  ===========

(1) Represents the Company's pro rata share of principal maturities and excludes net premiums and discounts.

      Other Commercial Commitments

                              TOTAL AMOUNTS
(in thousands)                  COMMITTED     2005    2006  2007  2008  2009  THEREAFTER
--------------                -------------  -------  ----  ----  ----  ----  ----------
Standby Letters of Credit     $       2,196  $ 2,196  $  -  $  -  $  -  $  -  $        -
Guarantees                            4,832    3,832     -     -     -     -       1,000
                              -------------  -------  ----  ----  ----  ----  ----------
TOTAL COMMERCIAL COMMITMENTS  $       7,028  $ 6,028  $  -  $  -  $  -  $  -  $    1,000
                              =============  =======  ====  ====  ====  ====  ==========

GUARANTEES AND OTHER ARRANGEMENTS

      During January 2000, we initiated and completed an Executive Unit Purchase Program (Unit Purchase Program), in which the Board of Trustees and certain members of our management were able to purchase 425,925 units of CRLP. The value of the units purchased under the Unit Purchase Program was approximately $10.0 million. Under the Unit Purchase Program, the Board of Trustees and the members of management obtained full-recourse personal loans from an unrelated financial institution, in order to purchase the units. As of December 31, 2004, the outstanding balance on these loans was $3.8 million as some participants had exited the program and repaid their principal balance. The units, which have a market value of approximately $6.5 million at December 31, 2004, are pledged as collateral against the loans. We have provided a guarantee to the unrelated financial institution for the personal loans, which matured in January 2005. At December 31, 2004, no liability was recorded on our books for the guarantee. In connection with the maturity of the remaining outstanding loans in January 2005, our guarantees for such loans were terminated.

      During August 2002, in connection with the purchase of Heathrow International Business Center, we entered into an agreement to acquire one new office building that contains 192,000 square feet. The closing for this acquisition is anticipated to occur upon the earlier of August 2005 or at such time that the seller achieves certain leasing targets for the property. The purchase price will be determined based upon the percentage of gross leasable area actually leased and the net operating income generated by the leases at the time of acquisition.

      During December 2002, we sold 90% of our interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150 LLC, in which we maintain 10% ownership and manage the property. In connection with the formation of Highway 150 LLC, we executed a guaranty, pursuant to which we would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. Our maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2004, the total amount of debt of the joint venture was approximately $17.4 million and matures in December 2012. At December 31, 2004, no liability was recorded on our books for the guarantee.

      In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of the Company totaling $26.9 million at December 31, 2004. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by the Company. Additionally, certain unitholders of CRLP and trustees of the Company have guaranteed indebtedness of the Company totaling $0.4 million at December 31, 2004. The Company has indemnified these individuals from their guarantees of this indebtedness.

OUTLOOK

      Management intends to maintain our strength through continued diversification, while pursuing acquisitions and developments that meet our criteria for property quality, market strength, and investment return. Management will continue to use our unsecured line of credit to provide short-term financing for acquisition, development, and re-development activities and plans to continue to replace significant borrowings under the bank line of credit with funds generated from the sale of additional debt and equity securities and permanent financing, as market conditions permit. Management believes that these potential sources of funds, along with the possibility of issuing limited partnership units of CRLP in exchange for properties, will provide us with the means to finance additional acquisitions, developments, and expansions.

      In addition to the issuance of equity and debt, management is investigating alternate financing methods and sources to raise future capital. Private placements, joint ventures, and non-traditional equity and debt offerings are some of the alternatives we are contemplating.

      Management anticipates that our net cash provided by operations and our existing cash balances will provide the necessary funds on a short- and long-term basis to cover our operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures, and dividends to shareholders in accordance with Internal Revenue Code requirements applicable to real estate investment trusts.

      As previously disclosed, our pending merger with Cornerstone is expected to close in April 2005. In the event we complete the merger, we will be more subject to the economic trends specific to the multifamily sector, such as:

            - changes in job growth, household formation and population growth in our markets;

            -     changes in interest rates;

            - supply and demand for apartment properties in our current markets; and

            - competition, which could limit our ability to secure attractive investment opportunities, lease apartment properties, or increase or maintain rents.

INFLATION

      Leases at the multifamily properties generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at the office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.

      An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At December 31, 2004, our exposure to rising interest rates was mitigated by the existing debt level of 52.7% of our total market capitalization, the high percentage of fixed rate debt (68.2%) and the use of interest rate swaps to effectively fix the interest rate on approximately $45.0 million through May 2006. As it relates to the short-term, increases in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

FUNDS FROM OPERATIONS

      Funds From Operations ("FFO") is useful to investors as a measure of performance for an equity REIT that provides a relevant basis for comparison among REITs. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. Prior to January 1, 2003, we had also included marketing fees on sales transactions within FFO, in which we used internal employees to complete the asset sales. Effective January 1, 2003 we conformed our FFO definition to adhere to the NAREIT white paper definition. As a result, we are no longer including marketing fees on sales transactions and we are no longer excluding straight-line rents to arrive at FFO. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating our operating performance.

      The following information is provided to reconcile net income available to common shareholders, the most comparable GAAP financial measure, to FFO, and to show the items included in our FFO for the years ended December 31, 2004, 2003, 2002, 2001 and 2000.

(in thousands, except per share and unit data)                 2004         2003         2002         2001         2000
----------------------------------------------               ---------    ---------    ---------    ---------    ---------
Net income available to common shareholders                  $  39,837    $  32,530    $  57,812    $  42,202    $  38,650
Adjustments (consolidated):
     Minority interest in CRLP                                  15,202       13,644       28,656       22,764       20,512
     Real estate depreciation                                   90,659       79,006       72,451       64,300       59,411
     Real estate amortization                                    9,482        4,367        4,957        4,451        1,887
     Consolidated gains from sales of property                 (19,517)     (18,463)     (41,552)     (15,674)      (8,165)
     Gains from sale of undepreciated property                   4,357        8,040        3,596            -            -
     Extraordinary loss                                              -            -            -            -          418
     Marketing fees (prior to 2003)                                  -            -        1,658        2,562        1,329
     Straight-line rents (prior to 2003)                             -            -       (2,079)      (1,406)      (1,627)
Adjustments (unconsolidated subsidiaries):
     Real estate depreciation                                    4,562        3,844        2,703        2,308        2,088
     Real estate amortization                                       89           82           67           31           17
     (Gains) loss from sales of property                        (7,061)           -         (580)           3            -
     Extraordinary loss                                              -            -            -           17            -
     Straight-line rents (prior to 2003)                             -            -          (35)         (50)         (42)
                                                             ---------    ---------    ---------    ---------    ---------
Funds from operations - as previously reported               $ 137,610    $ 123,050    $ 127,654    $ 121,508    $ 114,478
                                                             =========    =========    =========    =========    =========
Prior period revisions to conform to NAREIT FFO definition
Consolidated adjustments
     Marketing fees (prior to 2003)                          $       -    $       -    $  (1,658)   $  (2,562)   $  (1,329)
     Straight-line rents (prior to 2003)                             -            -        2,079        1,406        1,627
Unconsolidated subsidiary adjustments
     Straight-line rents (prior to 2003)                             -            -           35           50           42
                                                             ---------    ---------    ---------    ---------    ---------
Funds from operations - as revised                           $ 137,610    $ 123,050    $ 128,110    $ 120,402    $ 114,818
                                                             =========    =========    =========    =========    =========
As previously reported
Funds from operations per share and unit - basic             $    3.67    $    3.47    $    3.85    $    3.80    $    3.51
                                                             ---------    ---------    ---------    ---------    ---------
Funds from operations per share and unit - diluted           $    3.64    $    3.45    $    3.82    $    3.78    $    3.51
                                                             ---------    ---------    ---------    ---------    ---------
As revised
Funds from operations per share and unit - basic             $    3.67    $    3.47    $    3.86    $    3.76    $    3.52
                                                             ---------    ---------    ---------    ---------    ---------
Funds from operations per share and unit - diluted           $    3.64    $    3.45    $    3.83    $    3.75    $    3.52
                                                             ---------    ---------    ---------    ---------    ---------
Weighted average common shares outstanding - basic              27,121       24,965       22,154       20,792       21,249
Weighted average partnership units outstanding - basic (1)      10,347       10,451       11,016       11,211       11,362
                                                             ---------    ---------    ---------    ---------    ---------
Weighted average shares and units outstanding - basic           37,468       35,416       33,170       32,003       32,611
Effect of diluted securities                                       341          267          254          111           28
                                                             ---------    ---------    ---------    ---------    ---------
Weighted average shares and units outstanding - diluted         37,809       35,683       33,424       32,114       32,639
                                                             =========    =========    =========    =========    =========

(1) Represents the weighted average of outstanding units of minority interest in CRLP.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The information required by this item is incorporated by reference from "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk".

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The following are filed as a part of this report:

      Financial Statements:

            Consolidated Balance Sheets as of December 31, 2004 and 2003

            Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2004, 2003, and 2002

            Consolidated Statements of Shareholders' Equity for the years ended December 31, 2004, 2003, and 2002

            Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003, and 2002

            Notes to Consolidated Financial Statements

      Report of Independent Registered Public Accounting Firm

                            COLONIAL PROPERTIES TRUST
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                    DECEMBER 31,     December 31,
                                                                                       2004             2003
                                                                                    ------------     ------------
ASSETS
Land, buildings, & equipment                                                        $ 2,696,304      $ 2,378,835
Undeveloped land and construction in progress                                           158,954          114,262
Less: Accumulated depreciation                                                         (437,635)        (419,827)
Real estate assets held for sale, net                                                   167,712           11,691
                                                                                    -----------      -----------
     Net real estate assets                                                           2,585,335        2,084,961

Cash and equivalents                                                                     10,725            8,070
Restricted cash                                                                           2,333            1,879
Accounts receivable, net                                                                 20,642           10,262
Notes receivable                                                                            906            2,504
Prepaid expenses                                                                         11,238            6,587
Deferred debt and lease costs                                                            36,750           25,832
Investment in partially owned entities                                                   65,472           37,496
Other assets                                                                             67,942           17,336
                                                                                    -----------      -----------
     Total assets                                                                     2,801,343        2,194,927
                                                                                    -----------      -----------
LIABILITIES AND SHAREHOLDERS' EQUITY

Notes and mortgages payable                                                         $ 1,615,817      $ 1,050,145
Unsecured credit facility                                                               239,970          205,935
Mortgages payable related to real estate held for sale                                        -           11,785
                                                                                    -----------      -----------
     Total long-term liabilities                                                      1,855,787        1,267,865

Accounts payable                                                                         30,665           19,537
Accrued interest                                                                         17,722           14,916
Accrued expenses                                                                         10,635            6,990
Tenant deposits                                                                           4,455            3,239
Unearned rent                                                                             9,334            6,878
Other liabilities                                                                         1,737            3,715
                                                                                    -----------      -----------
     Total liabilities                                                                1,930,335        1,323,140
                                                                                    -----------      -----------
Minority interest:

Preferred units                                                                         100,000          100,000

Common units                                                                            164,593          170,054
Limited partners' interest in consolidated partnership                                    1,389                -
                                                                                    -----------      -----------
     Total minority interest                                                            265,982          270,054
                                                                                    -----------      -----------
Preferred shares of beneficial interest, $.01 par value, 10,000,000 shares authorized:
     8 3/4% Series A Cumulative Redeemable Preferred Shares of
          Beneficial Interest, liquidation preference $25 per share,
          0 shares issued and outstanding at December 31, 2004 and 2003                       -                -
     9 1/4% Series C Cumulative Redeemable Preferred Shares of
          Beneficial Interest, liquidation preference $25 per share,
          2,000,000 shares issued and outstanding                                            20               20
     8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial
          Interest, liquidation preference $25 per depositary share, 5,000,000
          depositary shares issued and outstanding at December 31, 2004 and 2003              5                5
Common shares of beneficial interest, $.01 par value, 65,000,000 shares authorized; 33,222,559 and 32,017,347 shares issued at
     December 31, 2004 and 2003, respectively                                               332              320
Additional paid-in capital                                                              909,269          873,342
Cumulative earnings                                                                     520,295          458,184
Cumulative distributions                                                               (670,894)        (576,095)
Treasury shares, at cost; 5,623,150 shares at December 31, 2004 and 2003               (150,163)        (150,163)
Accumulated other comprehensive loss                                                     (1,966)          (1,721)
Deferred compensation on restricted shares                                               (1,872)          (2,159)
                                                                                    -----------      -----------
     Total shareholders' equity                                                         605,026          601,733
                                                                                    -----------      -----------
                                                                                    $ 2,801,343      $ 2,194,927
                                                                                    ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            COLONIAL PROPERTIES TRUST
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                 (in thousands, except share and per share data)

                                                                                For the year ended
                                                                   -------------------------------------------
                                                                   DECEMBER 31,    December 31,   December 31,
                                                                       2004           2003           2002
                                                                   ------------    ------------   ------------
Revenue
        Base rent                                                    $ 258,734      $ 220,174      $ 208,469
        Base rent from affiliates                                        1,675          1,079            969
        Percentage rent                                                  2,735          2,494          2,326
        Tenant recoveries                                               30,133         28,837         29,361
        Other property related revenue                                  18,528         17,081         15,308
        Other non-property related revenue                               8,282          4,728          7,449
                                                                     ---------      ---------      ---------
              Total revenue                                            320,087        274,393        263,882
                                                                     ---------      ---------      ---------
Property operating expenses:

        General operating expenses                                      23,747         20,368         19,424
        Salaries and benefits                                           15,707         12,854         11,433
        Repairs and maintenance                                         29,291         25,391         23,778
        Taxes, licenses, and insurance                                  29,908         25,154         22,484
General and administrative                                              27,208         19,481         15,496
Depreciation                                                            79,733         67,256         59,380
Amortization                                                            12,950          7,377          8,702
                                                                     ---------      ---------      ---------
              Total operating expenses                                 218,544        177,881        160,697
                                                                     ---------      ---------      ---------
              Income from operations                                   101,543         96,512        103,185
                                                                     ---------      ---------      ---------
Other income (expense):

        Interest expense                                               (75,103)       (63,522)       (60,692)
        Income from partially owned entities                             1,041            140            946
        Ineffectiveness of hedging activities                              387           (361)           (23)
        Gains from sales of property                                     4,747          7,921         30,802
        Other                                                             (691)          (121)          (618)
                                                                     ---------      ---------      ---------
              Total other expense                                      (69,619)       (55,943)       (29,585)
                                                                     ---------      ---------      ---------
              INCOME BEFORE EXTRAORDINARY ITEMS, MINORITY INTEREST
                           AND DISCONTINUED OPERATIONS                  31,924         40,569         73,600

Minority interest in CRLP - common unitholders                          (2,588)        (3,534)       (16,293)
Minority interest in CRLP - preferred unitholders                       (7,493)        (8,873)        (8,873)
Minority interest of limited partners                                     (281)             -              -
                                                                     ---------      ---------      ---------
              INCOME FROM CONTINUING OPERATIONS                         21,562         28,162         48,434
                                                                     ---------      ---------      ---------

Income from discontinued operations                                     23,983         23,671         26,556
Gain on disposal of discontinued operations                             21,687         10,542         10,750
Minority interest in CRLP from discontinued operations                 (12,614)       (10,110)       (12,363)
                                                                     ---------      ---------      ---------
              INCOME FROM DISCONTINUED OPERATIONS                       33,056         24,103         24,943
                                                                     ---------      ---------      ---------
              NET INCOME                                                54,618         52,265         73,377
                                                                     ---------      ---------      ---------
Dividends to preferred shareholders                                    (14,781)       (15,284)       (15,565)
Preferred share issuance costs                                               -         (4,451)             -
                                                                     ---------      ---------      ---------
              NET INCOME AVAILABLE TO COMMON SHAREHOLDERS            $  39,837      $  32,530      $  57,812
                                                                     =========      =========      =========
NET INCOME PER COMMON SHARE - BASIC:

              Income from continuing operations                      $    0.25      $    0.33      $    1.48
              Income from discontinued operations                         1.22           0.97           1.13
                                                                     ---------      ---------      ---------
              NET INCOME PER COMMON SHARE - BASIC                    $    1.47      $    1.30      $    2.61
                                                                     =========      =========      =========

NET INCOME PER COMMON SHARE - DILUTED:

              Income from continuing operations                      $    0.25      $    0.33      $    1.47
              Income from discontinued operations                         1.20           0.96           1.11
                                                                     ---------      ---------      ---------
              NET INCOME PER COMMON SHARE - DILUTED                  $    1.45      $    1.29      $    2.58
                                                                     =========      =========      =========

Weighted average common shares outstanding - basic                      27,121         24,965         22,154
Weighted average common shares outstanding - diluted                    27,462         25,232         22,408
                                                                     =========      =========      =========
Net income                                                           $  54,618      $  52,265      $  73,377
Other comprehensive income (loss)
        Unrealized income (loss) on cash flow hedging activities          (245)         1,866         (2,184)
                                                                     ---------      ---------      ---------
Comprehensive income                                                 $  54,373      $  54,131      $  71,193
                                                                     =========      =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                            COLONIAL PROPERTIES TRUST
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (in thousands, except per share data)

For the Years Ended December 31, 2004, 2003, 2002

                                                        Preferred Shares of        Common Shares of
                                                        Beneficial Interest      Beneficial Interest    Additional
                                                       ----------------------   ----------------------   Paid-In     Cumulative
                                                         Shares     Par Value    Shares      Par Value   Capital      Earnings
                                                       ----------   ---------   ----------   ---------  ----------  -----------
Balance December 31, 2001                                 7,000         $ 70     26,600     $ 266       $ 743,753   $ 319,247
    Distributions on common shares ($2.64 per share)
    Distributions on preferred shares
    Distributions on preferred units of Colonial
          Realty Limited Partnership
    Income before preferred unit distributions                                                                         82,250
    Issuance of Restricted Common Shares of
          Beneficial Interest                                                        86         -           2,575
    Amortization of deferred compensation
    Public offering of common shares of beneficial
          interest, net of offering costs of $950                                   560         6          17,545
    Issuance of common shares of beneficial
          interest through the Company's dividend
          reinvestment plan and Employee Stock
          Purchase Plan                                                             661         7          21,059
    Issuance of common shares of beneficial
          interest through options exercised                                        203         2           6,245
    Issuance of common shares of beneficial
          interest through conversion of units from
          Colonial Realty Limited Partnership                                       363         4           6,518
    Loss on derivative financial instruments
    Adjustments to minority interest in Colonial
          Realty Limited Partnership at dates
          of capital transactions                                                                         (19,634)
                                                         ------         ----     ------     -----       ---------   ---------
Balance December 31, 2002                                 7,000           70     28,474       285         778,062     401,497
    Distributions on common shares ($2.66 per share)
    Distributions on preferred shares
    Distributions on preferred units of Colonial
          Realty Limited Partnership
    Income before preferred unit distributions                                                                         56,687
    Issuance of Restricted Common Shares of
          Beneficial Interest                                                        41         -           1,335
    Amortization of deferred compensation
    Public offering of common shares of beneficial
          interest, net of offering costs of $2,738                               2,110        21          72,420
    Public offering of preferred shares of beneficial
          interest, net of offering costs of $4,422         500            5                              120,573
    Redemption of Series A preferred shares of
          beneficial Interest                            (5,000)         (50)                            (120,499)
    Issuance of common shares of beneficial
          interest through the Company's dividend
          reinvestment plan and Employee Stock
          Purchase Plan                                                             842         8          27,976
    Issuance of common shares of beneficial
          interest through options exercised                                        128         1           3,467
    Issuance of common shares of beneficial
          interest through conversion of units from
          Colonial Realty Limited Partnership                                       423         4           7,333
    Gain on derivative financial instruments
    Adjustments to minority interest in Colonial
          Realty Limited Partnership at dates
          of capital transactions                                                                         (17,325)
                                                         ------         ----     ------     -----       ---------   ---------
Balance December 31, 2003                                 2,500           25     32,017       320         873,342     458,184
    Distributions on common shares ($2.68 per share)
    Distributions on preferred shares
    Distributions on preferred units of Colonial
          Realty Limited Partnership
    Income before preferred unit distributions                                                                         62,111
    Issuance of Restricted Common Shares of
          Beneficial Interest                                                        28         -           1,061
    Amortization of deferred compensation
    Issuance of common shares of beneficial
          interest through the Company's dividend
          reinvestment plan and Employee Stock
          Purchase Plan                                                             789         8          29,384
    Issuance of common shares of beneficial
          interest through options exercised                                        344         3          10,350
    Issuance of common shares of beneficial
          interest through conversion of units from
          Colonial Realty Limited Partnership                                        45         1             995
    Loss on derivative financial instruments
    Adjustments to minority interest in Colonial
          Realty Limited Partnership at dates
          of capital transactions                                                                          (5,863)
                                                         ------         ----     ------     -----       ---------   ---------
Balance December 31, 2004                                 2,500         $ 25     33,223     $ 332       $ 909,269   $ 520,295
                                                         ======         ====     ======     =====       =========   =========

                                                                                      Deferred      Accumulated Other       Total
                                                      Cumulative     Treasury     Compensation on     Comprehensive    Shareholders'
                                                     Distributions     Shares    Restricted Shares        Loss            Equity
                                                     -------------  -----------  -----------------  -----------------  -------------
Balance December 31, 2001                            $ (403,610)    $ (150,163)           $ (725)   $ (1,403)          $ 507,435
    Distributions on common shares ($2.64 per
       share)                                           (58,161)                                                         (58,161)
    Distributions on preferred shares                   (15,565)                                                         (15,565)
    Distributions on preferred units of Colonial
          Realty Limited Partnership                     (8,873)                                                          (8,873)
    Income before preferred unit distributions                                                                            82,250
    Issuance of Restricted Common Shares of
          Beneficial Interest                                                             (2,575)                              -
    Amortization of deferred compensation                                                  1,147                           1,147
    Public offering of common shares of beneficial
          interest, net of offering costs of $950                                                                         17,551
    Issuance of common shares of beneficial
          interest through the Company's dividend
          reinvestment plan and Employee Stock
          Purchase Plan                                                                                                   21,066
    Issuance of common shares of beneficial
          interest through options exercised                                                                               6,247
    Issuance of common shares of beneficial
          interest through conversion of units
            from
          Colonial Realty Limited Partnership                                                                              6,522
    Loss on derivative financial instruments                                                          (2,184)             (2,184)
    Adjustments to minority interest in Colonial
          Realty Limited Partnership at dates
          of capital transactions                                                                                        (19,634)
                                                     ----------     ----------            ------    --------           ---------
Balance December 31, 2002                              (486,208)      (150,163)           (2,153)     (3,587)            537,803
    Distributions on common shares ($2.66 per
      share)                                            (65,730)                                                         (65,730)
    Distributions on preferred shares                   (15,284)                                                         (15,284)
    Distributions on preferred units of Colonial
          Realty Limited Partnership                     (8,873)                                                          (8,873)
    Income before preferred unit distributions                                                                            56,687
    Issuance of Restricted Common Shares of
          Beneficial Interest                                                             (1,336)                              -
    Amortization of deferred compensation                                                  1,330                           1,330
    Public offering of common shares of beneficial
          interest, net of offering costs of $2,738                                                                       72,441
    Public offering of preferred shares of beneficial
          interest, net of offering costs of $4,422                                                                      120,578
    Redemption of Series A preferred shares of
          beneficial Interest                                                                                           (120,549)
    Issuance of common shares of beneficial
          interest through the Company's dividend
          reinvestment plan and Employee Stock
          Purchase Plan                                                                                                   27,985
    Issuance of common shares of beneficial
          interest through options exercised                                                                               3,468
    Issuance of common shares of beneficial
          interest through conversion of units from
          Colonial Realty Limited Partnership                                                                              7,337
    Gain on derivative financial instruments                                                           1,866               1,866
    Adjustments to minority interest in Colonial
          Realty Limited Partnership at dates
          of capital transactions                                                                                        (17,325)
                                                     ----------     ----------            ------    --------           ---------
Balance December 31, 2003                              (576,095)      (150,163)           (2,159)     (1,721)            601,733
    Distributions on common shares ($2.68 per
       share)                                           (72,525)                                                         (72,525)
    Distributions on preferred shares                   (14,781)                                                         (14,781)
    Distributions on preferred units of Colonial
          Realty Limited Partnership                     (7,493)                                                          (7,493)
    Income before preferred unit distributions                                                                            62,111
    Issuance of Restricted Common Shares of
          Beneficial Interest                                                             (1,061)                              -
    Amortization of deferred compensation                                                  1,348                           1,348
    Issuance of common shares of beneficial
          interest through the Company's dividend
          reinvestment plan and Employee Stock
          Purchase Plan                                                                                                   29,392
    Issuance of common shares of beneficial
          interest through options exercised                                                                              10,353
    Issuance of common shares of beneficial
          interest through conversion of units from
          Colonial Realty Limited Partnership                                                                                996
    Loss on derivative financial instruments                                                            (245)               (245)
    Adjustments to minority interest in Colonial
          Realty Limited Partnership at dates
          of capital transactions                                                                                         (5,863)
                                                     ----------     ----------          --------    --------           ---------
Balance December 31, 2004                            $ (670,894)    $ (150,163)         $ (1,872)   $ (1,966)          $ 605,026
                                                     ==========     ==========          ========    ========           =========

The accompanying notes are an integral part of these consolidated financial statements.

                            COLONIAL PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

For the Years Ended December 31, 2004, 2003, 2002

                                                                              2004            2003           2002
                                                                            ---------      ----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net  income                                                            $  54,618      $  52,265      $  73,377
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation and amortization                                        105,333         88,814         82,835
         Income from partially owned entities                                  (7,898)          (608)        (1,968)
         Minority interest in CRLP                                             15,202         13,644         28,656
         Gains from sales of property                                         (20,308)       (18,463)       (41,552)
         Distributions on preferred units of CRLP                               7,493          8,873          8,873
         Other, net                                                             1,193              -             83
         Decrease (increase) in:
             Restricted cash                                                     (454)          (398)           774
             Accounts receivable                                               (9,027)           126          2,073
             Prepaid expenses                                                   1,940            994           (132)
             Other assets                                                     (23,275)        (7,920)        (7,518)
         Increase (decrease) in:
             Accounts payable                                                   8,358            212         (5,016)
             Accrued interest                                                   2,889            942          2,489
             Accrued expenses and other                                          (535)          (678)          (981)
                                                                            ---------      ---------      ---------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                        135,529        137,803        141,993
                                                                            ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

     Acquisition of properties                                               (325,748)       (77,472)      (150,808)
     Development expenditures paid to non-affiliates                          (89,847)       (42,275)       (13,088)
     Development expenditures paid to affiliates                              (23,331)       (30,242)       (36,908)
     Tenant improvements                                                      (19,279)       (14,002)       (25,556)
     Capital expenditures                                                     (17,656)       (12,445)       (13,985)
     Proceeds from (issuance of) notes receivable                               1,598         (1,197)        10,946
     Proceeds from sales of property, net of selling costs                     59,702         55,701        132,241
     Distributions from partially owned entities                               35,026          3,743          5,420
     Capital contributions to partially owned entities                        (62,788)        (4,366)        (8,123)
                                                                            ---------      ---------      ---------
             NET CASH USED IN INVESTING ACTIVITIES                           (442,323)      (122,555)       (99,861)
                                                                            ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Proceeds from common shares issuances, net of expenses paid                    -         72,441         17,551
     Proceeds from Series D preferred shares, net of expenses paid                  -        120,578              -
     Redemption of Series A preferred shares                                        -       (125,000)             -
     Principal reductions of debt                                            (151,151)      (175,964)       (73,248)
     Proceeds from additional borrowings                                      516,794        186,470        151,285
     Net change in revolving credit balances                                   34,035         (2,279)       (52,989)
     Dividends paid to common and preferred shareholders,
         and distributions to preferred unitholders                           (94,799)       (89,887)       (82,599)
     Distributions to common unitholders                                      (27,950)       (27,873)       (29,124)
     Payment of mortgage financing cost                                        (7,225)        (3,353)        (4,214)
     Proceeds from dividend reinvestments, including
         stock options exercised                                               39,745         31,453         27,313
                                                                            ---------      ---------      ---------
             NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              309,449        (13,414)       (46,025)
                                                                            ---------      ---------      ---------
Increase (decrease) in cash and equivalents                                     2,655          1,834         (3,893)
Cash and equivalents, beginning of period                                       8,070          6,236         10,129
                                                                            =========      =========      =========
Cash and equivalents, end of period                                         $  10,725      $   8,070      $   6,236
                                                                            =========      =========      =========
Supplemental disclosures of cash flow information:
     Cash paid during the year for interest, net of amounts capitalized     $  83,237      $  66,614      $  62,776
                                                                            =========      =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

1.    ORGANIZATION AND BASIS OF PRESENTATION

      ORGANIZATION--Colonial Properties Trust (the "Company"), a real estate investment trust (REIT), was originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under a new Alabama REIT statute on August 21, 1995. The Company is a fully integrated, self-administered and self-managed REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of commercial real estate property. The Company's activities include ownership or partial ownership and operation of a diversified portfolio of properties located primarily in the Sunbelt region of the United States, consisting of 78 multifamily apartment communities (including 45 wholly-owned consolidated properties and 33 properties partially-owned through unconsolidated joint venture entities), 27 office properties (including 26 wholly-owned consolidated properties and 1 property partially-owned through an unconsolidated joint venture entity) and 48 retail properties (including 45 consolidated properties and three properties partially-owned through unconsolidated joint venture entities), as of December 31, 2004.

      FEDERAL INCOME TAX STATUS--The Company, which is considered a corporation for federal income tax purposes, qualifies as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes on its income and property. Distributions to shareholders are partially taxable as ordinary income, long-term capital gains, unrecaptured section 1250 gains, and partially non-taxable as return of capital. During 2004, 2003 and 2002 the Company's distributions had the following characteristics:

                                                                     Percentage
         Distribution          Ordinary          Return of           Long-Term          Unrecaptured Sec.
           Per Share            Income            Capital           Capital Gain            1250 Gains
         ------------          --------          ---------          ------------        -----------------
2004         $2.68              53.09%            45.26%               1.51%                  0.14%
2003         $2.66              58.34%            33.85%               5.42%                  2.39%
2002         $2.64              77.79%            22.21%               0.00%                  0.00%

      In addition, the Company's financial statements include the operations of a taxable REIT subsidiary, Colonial Properties Services, Inc. (CPSI), that is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI provides property development, leasing and management services for third-party owned properties and administrative services to the Company. The Company generally reimburses CPSI for payroll and other costs incurred in providing services to the Company. All inter-company transactions are eliminated in the accompanying consolidated financial statements. The Company recognized tax expense of $0.7 million, $0.1 million and $0.6 million in 2004, 2003 and 2002, respectively, related to the taxable income of CPSI.

      PRINCIPLES OF CONSOLIDATION--The Company's consolidated financial statements include the Company, Colonial Realty Limited Partnership (CRLP), the Company's operating partnership, in which the Company held 72.70%, 71.81%, and 67.93% general partner interest, certain partially owned entities required to be consolidated and limited partner interests at December 31, 2004, 2003, and 2002, respectively, CPSI and Colonial Properties Services Limited Partnership (in which CRLP holds 99% general and limited partner interests). The minority limited partner interests in CRLP are included as minority interest in the Company's consolidated financial statements. All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

      INVESTMENTS IN PARTIALLY OWNED ENTITIES--Entities in which the Company owns, directly or indirectly, a 50% or less interest and does not control are reflected in the consolidated financial statements as investments accounted for under the equity method. Under this method the investment is carried at cost plus or minus equity in undistributed earnings or losses since the date of acquisition. For those entities in which the Company owns less than 100% of the equity interest, the Company consolidates the property if the Company has the direct or indirect ability to make major decisions about the entities' activities based on the terms of the respective joint venture agreements which specify the sharing of participating and protective rights such as decisions regarding major leases, encumbering the entities with debt and whether to dispose of entities. The Company would also consolidate certain partially-owned entities and other subsidiaries if the Company owns less than 100% equity interest and is deemed to be the primary beneficiary as defined by FASB Interpretation 46 Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised (FIN 46(R)).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      LAND, BUILDINGS, AND EQUIPMENT--Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. The Company reviews its long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset's fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

                                                             Useful Lives
                                                             ------------
Buildings                                                         40 years
Furniture and fixtures                                        5 or 7 years
Equipment                                                     3 or 5 years
Land improvements                                           10 or 15 years
Tenant improvements                                          Life of lease

      Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets. When items of land, buildings, or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded in accordance with Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company recognizes sales of real estate properties only upon the closing of a transaction. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under SFAS No. 66, Accounting for Sales of Real Estate. For properties sold to a joint venture in which the Company retains an ownership percentage, the Company limits the profit recognized from the sale to the portion sold to the outside party. Further, the profit is limited by the amount of cash received for which the Company has no commitment to reinvest pursuant to the partial sale provisions found in paragraph 30 of Statement of Position (SOP) 78-9. As of December 31, 2004, in accordance with SFAS No. 66, all sales of real estate properties have been recorded as sales transactions, as the risk and rewards of ownership have been transferred to the purchaser.

      ACQUISITION OF REAL ESTATE ASSETS--The Company accounts for its acquisitions of investments in real estate in accordance with SFAS No. 141, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on their fair values. The Company considers acquisitions of operating real estate assets to be

"businesses" as that term is contemplated in Emerging Issues Task
Force Issue No. 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

      The Company allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The "as-if-vacant" value is allocated to land and buildings based on management's determination of the relative fair values of these assets. The Company also allocates value to tenant improvements based on the estimated costs of similar tenants with similar terms.

      Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

      The aggregate value of other intangible assets acquired are measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management may engage independent third-party appraisers to perform these valuations and those appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

      The total amount of other intangible assets acquired is further allocated to in-place leases, which includes other tenant relationship intangible values based on management's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement or management's expectation for renewal), among other factors.

      The value of in-place leases and tenant relationships are amortized as a leasing cost expense over the initial term of the respective leases and any renewal periods, which are primarily expected to range from 11 to 28 years and which have a current weighted-average composite life of 19 years. In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

      As of December 31, 2004 and 2003, the Company had $38.8 million and $3.7 million, respectively, of gross in-place lease intangible assets. Accumulated amortization for these in-place lease intangible assets was $4.4 million and $0 as of December 31, 2004 and 2003, respectively. The aggregate amortization expense for these in-place lease intangible assets was $4.4 million for 2004 and $0 for 2003, and is expected to be $4.9 million, $2.6 million, $2.6 million, $2.6 million and $2.6 million, for each of the next five years, respectively.

      The Company is actively pursuing acquisition opportunities and will not be successful in all cases. Costs incurred related to these acquisition opportunities are expensed when it becomes probable that we will not be successful in the acquisition.

      UNDEVELOPED LAND AND CONSTRUCTION IN PROGRESS--Undeveloped land and construction in progress is stated at the lower of cost or fair value.

      Costs incurred during predevelopment are capitalized after the Company has identified a development site, determined that a project is feasible, and concluded that it is probable that the project will proceed. While the Company believes it will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it becomes probable that a development will not be successful, the predevelopment costs that have been previously capitalized are expensed.

      The capitalization of costs during the development of assets (including interest, property taxes and other direct costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other direct costs) begins when the asset is taken out-of-service for redevelopment and ends when the asset redevelopment is completed and the asset is placed in-service.

      CASH AND EQUIVALENTS--The Company includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents. The majority of the Company's cash and equivalents are held at major commercial banks.

      RESTRICTED CASH--Restricted cash is comprised of cash balances which are legally restricted as to use consists primarily of tenant deposits.

      VALUATION OF RECEIVABLES--The Company is subject to tenant defaults and bankruptcies at its office and retail properties that could affect the collection of outstanding receivables. In order to mitigate these risks, the Company performs credit review and analysis on all commercial tenants and significant leases before they are executed. The Company evaluates the collectibility of outstanding receivables and records allowances as appropriate. The Company's policy is to record allowances for all outstanding invoices greater than 60 days past due at its office and retail properties. The Company had $1.1 million and $1.2 million in an allowance for doubtful accounts as of December 31, 2004 and 2003, respectively.

      Due to the short-term nature of the leases at its multifamily properties, generally six months to one year, the Company's exposure to tenant defaults and bankruptcies is minimized. The Company's policy is to record allowances for all outstanding receivables greater than 30 days past due at its multifamily properties.

      DEFERRED DEBT AND LEASE COSTS--Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by the Company to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.

      DERIVATIVE INSTRUMENTS--All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment under SFAS No. 133 (subsequently amended by SFAS Nos. 137 and
138), Accounting for Derivative Instruments and Hedging Activities, must be recorded at fair value with gains or losses recognized in earnings in the period of change. The Company enters into derivative financial instruments from time to time, but does not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable-rate debt.

      The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness in hedging the exposure to the hedged transaction's variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. The Company discontinues hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

      STOCK-BASED COMPENSATION--The Company currently sponsors stock option plans and restricted stock award plans. Refer to Note 12. Prior to 2003, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in net income for the years ended December 31, 2002 and 2001. Effective January 1, 2003, the Company adopted the preferable fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company selected the prospective method of adoption described in SFAS No. 148, "Accounting for Stock-Based Compensation-- Transition and Disclosure". The prospective method allows the Company to apply the recognition provisions of SFAS No. 123 to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. In accordance with the prospective method of adoption, results for prior years have not been restated.

      DEFERRED COMPENSATION ON RESTRICTED SHARES--Deferred compensation on restricted shares relates to the issuance of restricted shares to employees and trustees of the Company. Deferred compensation is amortized to compensation expense based on the passage of time and certain performance criteria.

      REVENUE RECOGNITION--The Company, as lessor, has retained substantially all the risks and benefits of property ownership and accounts for its leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the leases. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.

      Other income received from long-term contracts signed in the normal course of business is recognized in accordance with the terms of the specific contract. Property management and development fee income is recognized when earned for services provided to third parties.

      NET INCOME PER SHARE--Basic net income per share is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period, the dilutive effect of restricted shares issued, and the assumed conversion of all potentially dilutive outstanding share options.

      SELF INSURANCE ACCRUALS--The Company is self insured up to certain limits for general liability claims, workers' compensation claims, property claims and health insurance claims. Amounts are accrued currently for the estimated cost of claims incurred, both reported and unreported.

      USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

      SEGMENT REPORTING--The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company is organized into, and manages its business based on the performance of three separate and distinct operating divisions: multifamily, office and retail.

      RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD (FASB) --On January 15, 2003, FASB completed its redeliberations of the project related to the consolidation of variable interest entities which culminated with the issuance of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 states that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements of the business enterprise. This Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 also requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. This Interpretation applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. In December 2003, the FASB revised FIN 46 through the release of FIN 46R, which clarified certain aspects of FIN 46 and contained certain provisions that deferred the effective date of FIN 46 to periods ending after March 15, 2004 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

      The Company has identified certain relationships that it deems to be variable interest entities in which it holds a significant variable interest. As disclosed in Note 6, relative to these entities, the Company's maximum exposure to loss is limited to the carrying value of the Company's investments in those entities, which is $65.5 million as of December 31, 2004. In addition to these variable interest entities, the Company considers its relationship with another entity to also be a variable interest entity. The maximum exposure related to this entity is limited to the amount of a guarantee and is $1.0 million as of December 31, 2004, which results in a total maximum exposure to the Company attributable to all variable interest entities in the aggregate amount of $66.5 million. The adoption of FIN 46 and FIN 46R did not have a material effect on the Company's consolidated financial statements.

      In December 2004, the FASB issued SFAS No. 123 (Revised), Share Based Payment, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS No. 123 (R) replaces SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123 (R) is effective for the Company as of the beginning of the first interim reporting period that begins after June 15, 2005. The Company does not expect the adoption of SFAS No. 123 (R) to have a material impact on its consolidated financial statements.

3.    PROPERTY ACQUISITIONS AND DISPOSITIONS

      PROPERTY ACQUISITIONS

      The Company acquired 11 multifamily properties, two office properties and six retail properties, including a 90% interest in one retail property that is consolidated, in 2004 at an aggregate cost of $508.0 million, two multifamily properties and one office property during 2003 at an aggregate cost of $77.5 million, and three office properties during 2002 at an aggregate cost of $150.8 million. The Company funded these acquisitions with cash proceeds from its dispositions of assets, public offerings of equity and debt (see Notes 8 and 11), advances on bank lines of credit, and cash from operations.

      The consolidated properties acquired during 2004, 2003 and 2002 are listed below:

                                                                                      EFFECTIVE
                                                  LOCATION                         ACQUISITION DATE           UNITS/SQUARE FEET
                                                -------------                     ------------------          -----------------
MULTIFAMILY PROPERTIES:
Colonial Grand at Arringdon                     Raleigh, NC                            April 2, 2004                      320
Colonial Grand at Berkeley Lake                 Atlanta, GA                             June 1, 2004                      180
Colonial Grand at Mt. Vernon                    Atlanta, GA                             June 1, 2004                      213
Colonial Grand at River Oaks                    Atlanta, GA                             June 1, 2004                      216
Colonial Grand at River Plantation              Atlanta, GA                             June 1, 2004                      232
Colonial Grand at Sugarloaf                     Atlanta, GA                             June 1, 2004                      250
Colonial Village at Sierra Vista                Austin, TX                        September 10, 2004                      232
Colonial Grand at Seven Oaks                    Tampa, FL                         September 30, 2004                      318
Colonial Grand at Beverly Crest                 Charlotte, NC                       October 29, 2004                      300
Colonial Grand at Patterson Place               Durham, NC                          October 29, 2004                      252
Colonial Grand at McGinnis Ferry                Atlanta, GA                         December 7, 2004                      434
Colonial Grand at Metrowest                     Orlando, FL                        December 30, 2003                      311
Colonial Village at Quarry Oaks                 Austin, Tx                         December 30, 2003                      533

OFFICE PROPERTIES:
DRS Building                                    Huntsville, AL                     February 12, 2004                  215,500
Research Park Office Center                     Huntsville, AL                      October 22, 2004                  176,600
Colonial Center Research Place                  Huntsville, AL                     December 15, 2003                  272,558
901 Maitland Center                             Orlando, FL                            March 1, 2002                  155,583
Colonial Center at Colonnade                    Birmingham, AL                           May 1, 2002                  531,563
Colonial Center at Heathrow                     Orlando, FL                           August 1, 2002                  804,350

RETAIL PROPERTIES:
Colonial Pinnacle Kingwood Commons              Houston, TX                            April 8, 2004                  164,356
Village on the Parkway (1)                      Dallas, TX                             June 18, 2004                  381,166
Colonial Shoppes College Parkway                Ft. Myers, FL                         August 2, 2004                   78,879
Colonial Promenade Deerfield Mall               Deerfield Beach, FL                   August 2, 2004                  378,745
Colonial Shoppes Pines Plaza                    Pembroke Pines, FL                    August 2, 2004                   68,170
Colonial Promenade Boulevard Square             Pembroke Pines, FL                September 10, 2004                  220,656

(1) All acquisitions are 100% owned by the Company, with the exception of Village on the Parkway, which is 90% by the Company. See Note 6.

      Results of operations of these properties, subsequent to their respective acquisition dates, are included in the consolidated financial statements of the Company. The cash paid to acquire these properties is included in the consolidated statements of cash flows. The Company has accounted for its acquisitions in 2004 and 2003 accordance with SFAS 141. The value of the acquired tenant improvements and leasing commissions for the office and retail assets acquired are amortized over the remaining terms of the in-place leases, which ranges from one to ten years for office properties and one to twenty-four years for retail properties. The value of the in-place leases is being amortized over the remaining useful life of the intangible asset, which is approximately one year for our multifamily acquisitions, fifteen years for our office acquisitions and 30 years for our retail division. The acquisitions during 2004, 2003 and 2002 are comprised of the following:

                                                                      (in thousands)
                                                           2004             2003          2002
                                                         ---------        --------      ---------
Assets purchased:
      Land, buildings, and equipment                     $ 481,890        $ 74,399      $ 196,009
      Other assets                                          38,818           4,080            465
                                                         ---------        --------      ---------
                                                           520,708          78,479        196,474
Notes and mortgages assumed                               (186,265)              -        (43,993)
Other liabilities assumed or recorded                       (8,695)         (1,007)        (1,673)
                                                         ---------        --------      ---------

Cash paid                                                $ 325,748        $ 77,472      $ 150,808
                                                         =========        ========      =========

      In addition to the acquisition of the operating properties mentioned above, the Company acquired certain parcels of land to be utilized for future development opportunities. Additionally, see Note 6 - Investment in Partially Owned Entities and Other Arrangements for discussion of the Company's joint venture activity entered into in 2004.

      PROPERTY DISPOSITIONS - CONTINUING OPERATIONS

      During 2004 and 2003, the Company sold various parcels of land located adjacent to our existing properties for an aggregate sales price of $16.7 million and $24.0 million, respectively, which were used to repay a portion of the borrowings under the Company's unsecured line of credit and to support our investment activities. During 2002, the Company sold interests in two retail properties to joint ventures formed by the Company and unrelated parties. The Company continues to manage the properties and accounts for its interest in these joint ventures as equity investments (see Note 6). Additionally in 2002, the Company disposed of eight multifamily properties representing 1,988 units and two retail properties representing 265,924 square feet. The multifamily and retail properties were sold for a total sales price of $118.2 million, which was used to repay a portion of the borrowings under the Company's unsecured line of credit and to support the Company's investment activities.

      PROPERTY DISPOSITIONS - DISCONTINUED OPERATIONS

      During 2004, the Company disposed of two multifamily properties including one property representing 178 units and our 15% interest in a second property representing 240 units, one office property representing 25,500 square feet, and four retail properties including three wholly-owned properties representing 290,933 square feet and our 50% interest in a fourth property representing
1.1 million square feet. The multifamily, office and retail properties were sold for a total sales price of $105.1 million, which was used to repay a portion of the borrowings under our unsecured line of credit and fund future investments.

      During 2003, the Company disposed of one multifamily property representing 176 units, one office property representing 29,000 square feet, and one retail property representing 152,667 square feet. The multifamily, office and retail properties were sold for a total sales price of $33.9 million, which was used to repay a portion of the borrowings under the Company's unsecured line of credit and to support the Company's investment activities.

      During 2002, the Company disposed of two office properties representing 104,496 square feet and one retail property representing 183,519 square feet. The office and retail properties were sold for an aggregate sales price of $20.4 million, which was used to repay a portion of the borrowings under the Company's unsecured line of credit and to support our investment activities.

      In accordance with SFAS No. 144, net income (loss) and gain (loss) on disposition of real estate for properties sold through December 31, 2004, in which the Company does not maintain continuing involvement, are reflected in our consolidated statements of income on a comparative basis as discontinued operations for the years ended December 31, 2004, 2003 and 2002. Following is a listing of the properties we disposed of in 2004, 2003 and 2002 that are classified as discontinued operations:

                                                                                                     UNITS/SQUARE
PROPERTY                                               LOCATION                        DATE              FEET
--------                                        ------------------------          --------------     ------------
MULTIFAMILY
     Colonial Village at Vernon Marsh                 Savannah, GA                  October 2004             178
     Colonial Grand at Ponte Vedra              (1)   Jacksonville, FL                  May 2004             240
     Colonial Grand at Citrus Park                    Tampa, FL                       March 2003             176

OFFICE
     Village at Roswell Summit                        Atlanta, GA                      July 2004          25,500
     2100 International Park                          Birmingham, AL              September 2003          29,000
     Colonnade Building 4100 & 4200                   Birmingham, AL              September 2002          32,000
     University Park Plaza                            Orlando, FL                      July 2002          72,500

RETAIL
     Colonial Promenade University Park I             Orlando, FL                     March 2004         215,590
     Colonial Shoppes at Stanley                      Locust, NC                       July 2004          47,100
     Colonial Shoppes at Inverness                    Birmingham, AL              September 2004          28,243
     Orlando Fashion Square                     (1)   Orlando, FL                  December 2004       1,083,049
     Colonial Promenade Bardmoor                      St. Petersburg, FL              March 2003         152,667
     Colonial Promenade University Park II            Orlando, FL                      July 2002         183,519

(1) Properties were partially owned entities accounted for on the equity basis of accounting.

      Additionally, the Company classifies real estate assets as held for sale, only after the Company has received approval by its internal investment committee, has commenced an active program to sell the assets, and in the opinion of the Company's management it is probable the asset will sell within the next 12 months. At December 31, 2004, the Company had classified seven retail assets, six malls and one strip center, containing 3.7 million square feet, as held for sale. At December 31, 2003, the Company had classified one retail asset, containing 215,590 square feet, as held for sale. These real estate assets are reflected in the accompanying consolidated balance sheets at $167.7 million and $11.7 million at December 31, 2004 and 2003, respectively, which represents the lower of depreciated cost or fair value less costs to sell.

      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we record individual property sales as discontinued operations, unless we maintain a continuing involvement with the properties that have been sold. During 2004, all of the operating properties sold were classified as discontinued operations and the sales of the parcels of land were classified within continuing operations.

      In accordance with SFAS No. 144, the operating results of real estate assets designated as held for sale subsequent to January 1, 2002 are included in discontinued operations in the consolidated statement of operations for all periods presented. Also under the provisions of SFAS No. 144, the reserves, if any, to write down the carrying value of the real estate assets designated and classified as held for sale are also included in discontinued operations. All subsequent gains and or additional losses on the sale of these assets are also included in discontinued operations. Additionally, under SFAS No. 144, any impairment losses on assets held for continuing use are included in continuing operations.

      In accordance with SFAS No. 144, the Company is required to extend the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or classified as held for sale subsequent to 2004. In addition to the discontinued operations in 2004, 2003 and 2002, during 2005, the Company disposed of the following six multifamily properties:

(in thousands)

                                                                SALES
              PROPERTY                    LOCATION      UNITS   PRICE
-------------------------------------  ---------------  -----  --------
Colonial Grand at Galleria Woods       Birmingham, AL    244   $ 14,800
Colonial Grand at Wesleyan             Macon, GA         328     20,700
Colonial Village at Ashley Plantation  Bluffton, SC      414     27,900
Colonial Village at Gainesville        Gainesville, FL   560     33,370
Colonial Village at Town Park          Sarasota, FL      272     28,000
Colonial Village at Walton Way         Augusta, GA       256     15,000

Under SFAS No. 144, the operating results of the six multifamily properties sold in 2005 have been reclassified as discontinued operations in the consolidated financial statements of operations for the Company for each of the three years ended December 31, 2004, 2003 and 2002.

      Below is a summary of the operations of the properties held for sale and sold during 2004, 2003, and 2002 that are classified as discontinued operations. This table includes reclassifications for the operations of properties disposed of in March 2005.

                                                                             (amounts in thousands)
                                                                             YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------
                                                                         2004         2003          2002
                                                                       --------     --------      --------
Property revenues:
        Base rent                                                      $ 45,461     $ 45,638      $ 50,351
        Percentage rent                                                   1,260        1,290         1,216
        Tenant recoveries                                                11,098       11,780        12,305
        Other property revenue                                            3,489        4,497         3,374
                                                                       --------     --------      --------
Total property revenues                                                  61,308       63,205        67,246

        Property operating and maintenance expense                       21,372       21,786        22,386
        Depreciation                                                     11,887       13,505        14,223
        Amortization                                                        764          677           530
                                                                       --------     --------      --------
Total operating expenses                                                 34,023       35,968        37,139
Interest expense                                                         (4,033)      (4,034)       (4,573)
Income from investments                                                     731          468         1,022
Income from discontinued operations before net gain
        on disposition of discontinued operations                        23,983       23,671        26,556
Net gain on disposition of discontinued operations                       21,687       10,542        10,750
Minority interest in CRLP from discontinued operations                  (12,614)     (10,110)      (12,363)
                                                                       --------     --------      --------

Income from discontinued operations                                    $ 33,056     $ 24,103      $ 24,943
                                                                       ========     ========      ========

4.    LAND, BUILDINGS, AND EQUIPMENT

      Land, buildings, and equipment consist of the following at December 31, 2004 and 2003:

                                                                           (in thousands)
                                            Useful Lives             2004                   2003
                                           --------------         -----------           -----------
Buildings                                     40 years            $ 2,031,570           $ 1,835,528
Furniture and fixtures                      5 or 7 years               73,508                58,634
Equipment                                   3 or 5 years               27,945                34,775
Land improvements                          10 or 15 years              83,184                57,598
Tenant improvements                        Life of lease              156,929               140,376
                                                                  -----------           -----------
                                                                    2,373,136             2,126,911
Accumulated depreciation                                             (437,635)             (419,827)
                                                                  -----------           -----------
                                                                    1,935,501             1,707,084
Real estate assets held for sale, net                                 167,712                11,691
Land                                                                  323,168               251,924
                                                                  -----------           -----------
                                                                  $ 2,426,381           $ 1,970,699
                                                                  ===========           ===========

5.    UNDEVELOPED LAND AND CONSTRUCTION IN PROGRESS

      During 2004, the Company completed the construction of the 59,000 square foot addition to Colonial Promenade Trussville II, a community shopping center located in Birmingham, Alabama for a total cost of $8.3 million. Additionally, the Company completed the redevelopment of the 66,000 square foot retail shopping center of Colonial Shoppes Clay, located in Birmingham, Alabama for a total cost of $4.3 million.

      The Company currently has seven active development projects, one mixed-use project, and two redevelopment projects in progress, and various parcels of land available for expansion and construction. Undeveloped land and construction in progress is comprised of the following at December 31, 2004:

                                                            Total                                                  Costs
                                                           Units/                           Estimated            Capitalized
                                                           Square         Estimated        Total Costs            to Date
                                                            Feet         Completion       (in thousands)       (in thousands)
                                                           -------       ----------       --------------       --------------
MULTIFAMILY PROJECTS:
Colonial Grand at Mallard Creek                                252           2005            $ 20,000             $  11,203
Colonial Village Twin Lakes                                    460           2005              35,000                31,006
Colonial Grand at Silverado                                    238           2005              19,900                14,654

RETAIL PROJECTS:
Colonial Mall Myrtle Beach (redevelopment)                 530,000           2005              27,500                19,498
Colonial Pinnacle Craft Farms                              440,000           2006              39,000                 7,074
Colonial Pinnacle Turkey Creek                             520,000           2006              37,000  (1)           13,360 (1)
Colonial Pinnacle Tutwiler Farms                           450,000           2006              35,500                 2,915
Colonial Promenade Alabaster                               650,000           2005              30,000                15,029
Colonial Shops Colonnade (redevelopment)                   122,000           2005               6,500                 3,242
Colonial University Village (redevelopment)                555,000           2006              18,700                10,522

MIXED USE PROJECTS, LAND AND INFRASTRUCTURES:
Colonial TownPark - Lake Mary                                                                  16,075                14,289

Other Projects and Undeveloped Land                                                                                  16,162

                                                                                                                  ---------
                                                                                                                  $ 158,954
                                                                                                                  =========

(1) Represents 50% of the costs. The Company is a 50% equity partner in this development.

      Interest capitalized on construction in progress during 2004, 2003, and 2002 was $6.9 million, $5.6 million and $8.1 million, respectively.

6.    INVESTMENT IN PARTIALLY OWNED ENTITIES AND OTHER ARRANGEMENTS

      INVESTMENTS IN CONSOLIDATED PARTIALLY OWNED ENTITIES

      During June 2004, the Company acquired a 90% partnership interest in The Village on the Parkway, a 381,166 square foot retail lifestyle center located in Dallas, Texas. The Company's 90% investment in the partnership was $56.4 million, which consisted of $14.1 million of equity investment and $42.3 million of newly issued mortgage debt, representing the Company's allocated portion of mortgage debt for the property. As the Company maintains controlling financial interest of this property, the assets, liabilities and results of operations of the property are consolidated within its financial statements. The third party's partnership interest is reflected in the financial statements as a minority interest in the consolidated partnership. Under the partnership agreement, the Company will receive a 9% preferred return on its equity investment and 65% of any remaining available cash. The 10% third-party equity partner will receive the remaining 35% of available cash after payment of the 9% return on the Company's equity investment. The Company's equity investment was funded through borrowings under its unsecured line of credit.

      During September 2004, the Company made a $9.0 million investment, consisting of a $2.0 million equity investment and $7.0 million in debt, in the acquisition of a majority interest in Colonnade Properties LLC, a New York based real estate investment company that focuses on the acquisition, management, redevelopment and stabilization of office assets. At the date of the acquisition, Colonnade Properties LLC had contracts to manage approximately 11 million square feet of office space. In addition to the management contracts, Colonnade Properties LLC also holds a 25% interest in the Douglas HCI, a five building complex located in Coral Gables, Florida. The Company's investment was funded through borrowings under its unsecured line of credit.

      INVESTMENTS IN UNCONSOLIDATED PARTIALLY OWNED ENTITIES

      Investments in unconsolidated partially owned entities at December 31, 2004 and 2003 consisted of the following:

                                                                          Percent            (in thousands)
                                                                           Owned           2004            2003
                                                                         ---------    -------------      ---------
MULTIFAMILY:
CMS / Colonial Joint Venture I                                              15.00%          1,435         $  1,923
CMS / Colonial Joint Venture II                                             15.00%            670              689
CMS Florida                                                                 25.00%          2,925                -
CMS Tennessee                                                               25.00%          2,727                -
DRA Alabama                                                                 10.00%          2,500            2,284
DRA Cunningham, Austin, TX                                                  20.00%          1,266                -
DRA Southwest Partnership                                                   20.00%         19,022                -
                                                                                         --------         --------
                                                                                           30,545            4,896

OFFICE:
600 Building Partnership, Birmingham, AL                                    33.33%            (16)              (8)
Douglas HCI, Coral Gables, FL                                               25.00%          6,457                -
                                                                                         --------         --------
                                                                                            6,441               (8)

RETAIL:
Colonial Promenade Madison, Huntsville, AL                                  25.00%          2,298            2,341
Highway 150, LLC, Birmingham, AL                                            10.00%             94               56
Orlando Fashion Square Joint Venture, Orlando, FL                           50.00%              6           19,698
Parkway Place Limited Partnership, Huntsville, AL                           45.00%         12,554           10,493
Turkey Creek, Parkside Drive LLC Partnership, Knoxville, TN                 50.00%         13,502                -
                                                                                         --------         --------
                                                                                           28,454           32,588

OTHER:
Colonial / Polar-BEK Management Company,                                    50.00%             32               36
     Birmingham, AL
NRH Enterprises, LLC, Birmingham, AL                                        20.00%              -              (16)
                                                                                         --------         --------
                                                                                               32               20
                                                                                         --------         --------
                                                                                         $ 65,472         $ 37,496
                                                                                         ========         ========

      During May 2004, the Company disposed of its 15% interest in Colonial Grand at Ponte Vedra, a 240-unit multifamily asset located in Jacksonville, Florida, which was one of the multifamily apartment communities in the CMS / Colonial Joint Venture I. The Company's interest was sold for $2.4 million, which was used to repay the Company's allocated portion of outstanding mortgage debt of $1.3 million and the remaining proceeds were used to repay a portion of the borrowings under the Company's unsecured line of credit.

      During June 2004, the Company entered into a partnership agreement with Dreyfuss Real Estate Advisors (DRA), in which it maintains a 20% interest and management of The Cunningham Apartments, a 280-unit multifamily asset located in Austin, Texas. The Company's total investment in The Cunningham Apartments was $3.9 million, which consisted of $2.8 million of newly issued mortgage debt and $1.1 million of cash, which was funded through borrowings under the Company's unsecured line of credit.

      During June 2004, the Company acquired a 25% partnership interest in CMS Florida, including Colonial Grand at Bayshore, a 376-unit multifamily asset, and Colonial Grand at Palma Sola, a 340-unit multifamily asset, both located in Bradenton, Florida. The Company acquired the partnership interest from CMS Entrepreneurial III and IV Partners, a Delaware general partnership. The Company's 25% investment in the partnership was $11.9 million, which consisted of $3.0 million of equity investment and $8.9 million of mortgage debt, representing our allocated portion of mortgage debt for the property. The equity investment was funded through available cash.

      During August 2004, the Company acquired a 25% partnership interest in CMS Tennessee and the management of 618 multifamily units in two communities in Nashville, Tennessee. Colonial Grand at

Brentwood, which is located in the Brentwood submarket, consists of 254 units. The 364-unit Colonial Village at Hendersonville is located in the Hendersonville submarket. The assets were acquired for a total purchase price of $10.3 million, which consisted of approximately $2.8 million of cash and the assumption of approximately $7.4 million of existing mortgage debt. The cash portion of the acquisition was funded through borrowings under the Company's unsecured line of credit.

      During the fourth quarter of 2004, the Company withdrew from its joint operations agreement with NRH Enterprises, LLC, as described in Note 16.

      During October 2004, the Company entered into a partnership agreement with DRA, in which the Company acquired a 20% interest and management of 16 multifamily properties located in Arizona, New Mexico and Nevada containing a combined 4,223 units. The Company's total investment in the DRA Southwest Partnership was $64.5 million, which consisted of $45.4 million of newly issued mortgage debt and $19.1 million of cash, which was funded through borrowings under the Company's unsecured line of credit.

      During December 2004, the Company sold its 50% interest in Orlando Fashion Square, a 1.1 million square foot retail asset located in Orlando, Florida. The total sales price was $123.2 million, $61.6 million of which is the Company's 50% interest and portion of the proceeds. The proceeds were used to repay a secured loan of $31.4 million and Colonial's portion of the remaining proceeds was used to support its investment activities.

      During December 2003, the Company and DRA entered into a partnership agreement, in which the Company maintains a 10% interest and manages three multifamily assets located in Birmingham, Alabama. The three assets include Colony Woods, The Meadows of Brook Highland and Madison at Shoal Run, which contain a total of 1,090 units. The Company purchased their 10% interest for a purchase price of $2.3 million, which was funded through borrowings under the Company's unsecured line of credit.

      During December 2002, the Company sold 90% of its interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150, LLC, in which the Company maintains 10% ownership and manages the property under contract with Highway 150 LLC. Additionally during December 2002, the Company sold 25% of its interest in the Colonial Promenade Madison Joint Venture for $3.2 million. Prior to the sale of this interest, the Company held a 50% interest in the joint venture. Therefore, the Company now maintains 25% ownership of the property and continues to manage the property. The proceeds from both of the joint venture transactions were used to repay a portion of the amount outstanding under the Company's unsecured line of credit.

      Combined financial information for the Company's investments in unconsolidated partially owned entities for 2004 and 2003 follows:

                                                                   DECEMBER 31,
                                                           ---------------------------
(in thousands)                                                2004             2003
                                                           ---------------------------
BALANCE SHEET
Assets
     Land, building, & equipment, net                      $ 723,370         $ 345,003
     Construction in progress                                 17,728                81
     Other assets                                             78,722            12,839
                                                           ---------         ---------
       Total assets                                        $ 819,820         $ 357,923
                                                           =========         =========

Liabilities and Partners' Equity
     Notes payable (1)                                     $ 613,062         $ 251,396
     Other liabilities                                        24,766             3,875
     Partners' Equity                                        181,992           102,652
                                                           ---------         ---------
       Total liabilities and partners' capital             $ 819,820         $ 357,923
                                                           =========         =========

                                                             2004              2003            2002
                                                           ---------         ---------       --------
STATEMENT OF OPERATIONS
     (for the year ended)
Revenues                                                   $  72,187         $  51,571       $ 42,943
Operating expenses                                           (30,055)          (21,742)       (17,960)
Interest expense                                             (20,323)          (15,938)       (13,011)
Depreciation, amortization and other                          (3,319)          (12,472)        (7,689)
                                                           ---------         ---------       --------
     Net income                                            $  18,490         $   1,419       $  4,283
                                                           =========         =========       ========

(1) The Company's portion of indebtedness, as calculated based on ownership percentage, at December 31, 2004 and 2003 is $111.6 million and $78.6 million, respectively.

7.    SEGMENT INFORMATION

      The Company is organized into, and manages its business based on the performance of three separate and distinct operating divisions: multifamily, office, and retail. Each division has a separate management team that is responsible for acquiring, developing, managing, and leasing properties within such division. The applicable accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." The pro rata portion of the revenues, net operating income ("NOI"), and assets of the partially-owned entities and joint ventures that the Company has entered into are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income from continuing operations, and total assets, investments in partially-owned entities and joint ventures are eliminated as equity investments and their related activity are reflected in the consolidated financial statements as investments accounted for under the equity method and discontinued operations are reported separately. Management evaluates the performance of its segments and allocates resources to them based on divisional NOI. Divisional NOI is defined as total property revenues, including unconsolidated partnerships and joint ventures, less total property operating expenses (such items as repairs and maintenance, payroll, utilities, property taxes, insurance, advertising). Property operating expenses for fully owned retail properties do not include approximately $650,000 of annual landlord contributions to marketing funds. Divisional information and the reconciliation of total divisional revenues to total revenues, total divisional NOI to income from continuing operations and minority interest, and total divisional assets to total assets, for the years ended December 31, 2004, 2003, and 2002, is presented below:

                                                                FOR THE YEAR ENDED
                                                   -------------------------------------------
                (in thousands)                        2004             2003            2002
                                                   -----------     -----------     -----------
REVENUES:
  Divisional Revenues
      Multifamily                                  $   123,413     $    98,949     $   104,160
      Office                                            98,690          93,508          77,111
      Retail                                           169,217         156,805         156,355
                                                   -----------     -----------     -----------
         Total Divisional Revenues:                    391,320         349,262         337,626

  Partially-owned subsidiaries                         (18,299)        (16,242)        (13,743)
  Unallocated corporate revenues                         8,374           4,578           7,245
  Discontinued operations revenues                     (61,308)        (63,205)        (67,246)
                                                   -----------     -----------     -----------
         Total Consolidated Revenues:              $   320,087     $   274,393     $   263,882
                                                   ===========     ===========     ===========

NOI:
  Divisional NOI
    Multifamily                                    $    75,297     $    61,890     $    68,145
    Office                                              69,956          65,826          54,930
    Retail                                             118,457         109,164         109,322
                                                   -----------     -----------     -----------
         Total Divisional NOI:                         263,710         236,880         232,397

  Partially-owned subsidiaries                         (10,626)         (9,356)         (7,956)
  Unallocated corporate revenues                         8,374           4,578           7,245
  Discontinued operations NOI                          (39,936)        (41,419)        (44,860)
  General and administrative expenses                  (27,208)        (19,481)        (15,496)
  Depreciation                                         (79,733)        (67,256)        (59,380)
  Amortization                                         (12,950)         (7,377)         (8,702)
  Other                                                    (88)            (57)            (63)
                                                   -----------     -----------     -----------
    Income from operations                             101,543          96,512         103,185
                                                   -----------     -----------     -----------
  Total other expense                                  (69,619)        (55,943)        (29,585)
                                                   -----------     -----------     -----------
    Income before extraordinary items, minority
    interest and discontinued operations           $    31,924     $    40,569     $    73,600
                                                   ===========     ===========     ===========

  (in thousands)
ASSETS:
  Divisional Assets
    Multifamily                                    $   974,731     $   677,469     $   645,840
    Office                                             635,278         607,154         594,795
    Retail                                           1,142,766         931,894         906,555
                                                   -----------     -----------     -----------
         Total Divisional Assets:                    2,752,775       2,216,517       2,147,190

  Partially-owned subsidiaries                         (73,166)       (117,271)       (116,375)
  Unallocated corporate assets (1)                     121,734          95,681          99,041
                                                   -----------     -----------     -----------
                                                   $ 2,801,343     $ 2,194,927     $ 2,129,856
                                                   ===========     ===========     ===========

(1) Includes the Company's investment in joint ventures of $65,472, $37,496 and $36,265 as of December 31, 2004, 2003, and 2002, respectively (see Note 6).

         In accordance with SFAS No. 144, the Company is required to extend the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or classified as held for sale subsequent to 2004. As discussed in Note 3, the operating results of six multi-family properties sold in 2005 have been reclassified as discontinued operations for each of the three years ended December 31, 2004, 2003 and 2002, and are accordingly presented as discontinued operations in the segment information presented above.

8. NOTES AND MORTGAGES PAYABLE

      Notes and mortgages payable at December 31, 2004 and 2003 consist of the following:

                                   (in thousands)
                                 2004           2003
                              ----------     ----------
Revolving credit agreement    $  239,970     $  205,935
Bridge credit facility           119,000              -
Mortgages and other notes:
   2.00% to 6.00%                329,835        136,670
   6.01% to 7.50%                957,520        679,088
   7.51% to 9.00%                209,462        246,172
                              ----------     ----------
                              $1,855,787     $1,267,865
                              ==========     ==========

      As of December 31, 2004, the Company has an unsecured bank line of credit providing for total borrowings of up to $320 million. This line of credit agreement bears interest at LIBOR plus a spread calculated based on the Company's unsecured debt ratings from time to time. Based on the Company's debt ratings at December 31, 2004, the spread was 105 basis points. The line of credit is renewable in November 2005 and provides for a one-year extension. The line of credit agreement includes a competitive bid feature that will allow the Company to convert up to $160 million under the line of credit to a fixed rate, for a fixed term not to exceed 90 days. The credit facility is primarily used by the Company to finance property acquisitions and developments and has an outstanding balance at December 31, 2004, of $240.0 million. The interest rate of this short-term borrowing facility, including the competitive bid balance, is 3.14% and 2.16% at December 31, 2004 and 2003, respectively.

      As of December 31, 2004, the Company has a $200.0 million bridge credit facility with certain participants of the current $320.0 million unsecured bank line of credit. Base rate loans and euro-dollar loans are available under the Bridge Facility. Generally, base rate loans bear interest at Wachovia's designated base rate, plus a base rate margin ranging from 0.00% to 1.00% based on our unsecured debt ratings from time to time. Euro-dollar loans bear interest at LIBOR plus a margin ranging from 0.70% to 1.35% based on our unsecured debt ratings from time to time. The bridge facility had an outstanding balance of $119.0 million at December 31, 2004, with an average interest rate of 3.45%. This facility matures in November of 2005.

      During 2004 and 2003, the Company, through CRLP, completed three public offerings of senior notes collectively totaling $525.0 million. The proceeds of the offerings were used to fund acquisitions, development expenditures, repay balances outstanding on the Company's revolving credit facility, repay certain notes and mortgages payable, and for general corporate purposes. Details relating to these debt offerings are as follows:

                                                     GROSS
              TYPE OF                              PROCEEDS
ISSUE DATE     NOTE       MATURITY     RATE     (IN THOUSANDS)
----------    -------    ----------    -----    --------------
April 2004    Senior     April 2011    4.80%    $     100,000
June 2004     Senior     June 2014     6.25%          300,000
April 2003    Senior     April 2013    6.15%          125,000
                                                -------------
                                                $     525,000
                                                =============

      At December 31, 2004, the Company had $1.4 billion in unsecured indebtedness including balances outstanding on its bank line of credit and certain other notes payable. The remainder of the Company's notes and mortgages payable are collateralized by the assignment of rents and leases of certain properties and assets with an aggregate net book value of $622.8 million at December 31, 2004.

      The aggregate maturities of notes and mortgages payable, including the Company's line of credit and bridge credit facility at December 31, 2004, are as follows:

              (in thousands)
              --------------
2005          $      440,456
2006                 111,897
2007                 182,091
2008                  54,313
2009                  41,144
Thereafter         1,025,886
              --------------
              $    1,855,787
              ==============

      Based on borrowing rates available to the Company for notes and mortgages payable with similar terms, the estimated fair value of the Company's notes and mortgages payable at December 31, 2004 and 2003 was approximately $1.88 billion and $1.31 billion, respectively.

      Certain loan agreements of the Company contain restrictive covenants, which, among other things, require maintenance of various financial ratios. At December 31, 2004, the Company was in compliance with those covenants.

9. DERIVATIVE INSTRUMENTS

      Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

      For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

      The Company's objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps, caps and treasury locks as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2004, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt, existing lines of credit, and forecasted issuances of debt. Two of the Company's outstanding interest rate swaps hedge the interest rate risk associated with forecasted debt issuances that are expected to occur in 2005. Accordingly, the maximum period of time over which the Company is hedging its exposure to variability in future cash flows for forecasted transactions, other than those related to the payment of variable interest on existing debt, is approximately eight months. The Company primarily uses interest rate swaps as part of its fair value hedging strategy. These swaps involve the receipt of fixed rate amounts in exchange for variable rate amounts over the life of the agreements without exchange of the underlying principal amount. During 2004, such swaps were used to hedge the change in fair value of fixed rate debt.

      We have entered into several different hedging transactions in an effort to manage our exposure to changes in interest rates. The following table summarizes the notional values, fair values and other characteristics of our derivative financial instruments at December 31, 2004. The notional value at December 31, 2004 provides an indication of the extent of our involvement in these instruments at that time, but does not represent exposure to credit, interest rate, or market risk.

                                                                                FAIR VALUE
                                                                           AT DECEMBER 31, 2004
                                                       INTEREST              ASSET (LIABILITY)
         PRODUCT TYPE               NOTIONAL VALUE       RATE    MATURITY     (In Thousands)
------------------------------  ---------------------  --------  --------  --------------------
Interest Rate SWAP, Cash Flow   $30.2 - $27.7 million   5.932%    1/1/06       $   (809)
Interest Rate SWAP, Cash Flow       $17.0 million       7.380%    5/5/06           (610)
Interest Rate SWAP, Fair Value      $100.0 million      4.803%    4/1/11          3,269
Interest Rate SWAP, Cash Flow       $72.9 million       3.928%   1/15/10            284
Interest Rate SWAP, Cash Flow       $170.0 million      4.250%   8/15/10            136
Interest Rate CAP, Cash Flow        $25.9 million       4.840%    4/1/06              4
Interest Rate CAP, Cash Flow        $16.4 million       4.840%    4/1/06              3
Interest Rate CAP, Cash Flow         $8.4 million       4.840%    4/1/06              1
Interest Rate CAP, Cash Flow        $19.7 million       6.850%   6/29/07              6
Interest Rate CAP, Cash Flow        $16.7 million       6.850%    7/3/07              5

      As of December 31, 2004, no derivatives were designated as hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes. Derivatives not designated as hedges are not speculative and are used to manage the Company's exposure to interest rate movements and other identified risks, but do not meet the strict hedge accounting requirements of SFAS No. 133. The only swap that the Company has that is not designated as a hedge for SFAS No. 133 was acquired through the purchase of a property and its corresponding debt.

      At December 31, 2004 and 2003, derivatives with a fair value of $3.7 million and $6,195, respectively, were included in other assets and derivatives with a fair value of $1.4 million and $2.1 million, respectively, were included in other liabilities. The change in net unrealized gains/losses of $0.2 million in 2004, $1.9 million in 2003 and $3.6 million in 2002 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders' equity and comprehensive income. The change in fair value of derivatives not designated as hedges of $0.4 million is included in other losses in 2004. There were not any derivatives not designated as hedges in 2003 and 2002. No hedge ineffectiveness on fair value hedges was recognized during 2004, 2003 and 2002. Hedge ineffectiveness of $3,661, $0.4 million and $23,000 on cash flow hedges due to index mismatches was recognized in other income during 2004, 2003 and 2002, respectively.

      Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's hedged debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $1.4 million, $1.9 million and $2.2 million of net unrealized gains/losses from accumulated other comprehensive loss to interest expense during 2004, 2003 and 2002, respectively. During the next 12 months, the Company estimates that an additional $2.1 million will be reclassified to interest expense.

10. CAPITAL STRUCTURE

      Company ownership is maintained through common shares of beneficial interest (common shares), preferred shares of beneficial interest (preferred shares) and minority interest in CRLP (units). Common shareholders represent public equity owners and common unitholders represent minority interest owners. Each unit may be redeemed for either one common share or, at the option of the Company, cash equal to the fair market value of a common share at the time of redemption. When a common unitholder redeems a unit for a common share or cash, minority interest is reduced. In addition, the Company has acquired properties since its formation by issuing distribution paying and non-distribution paying units. The non-distribution paying units convert to distribution paying units at various dates subsequent to their original issuance. At December 31, 2004 and 2003, 10,372,650 and 10,361,034 units were outstanding, respectively, all of which were distribution paying units.

      In February 1999, through CRLP, the Company issued 2.0 million units of $50 par value 8.875% Series B Cumulative Redeemable Perpetual Preferred Units (Preferred Units), valued at $100 million in a private placement, net of offering costs of $2.6 million. On February 18, 2004, CRLP modified the terms of the $100.0 million 8.875% Preferred Units. Under the modified terms, the Preferred Units bear a distribution rate of 7.25% and are redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The terms of the Preferred Units were further modified on March 14, 2005 to extend the redemption date from February 24, 2009 to August 24, 2009. The Preferred Units are exchangeable for 7.25% Series B Preferred Shares of the Company, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

      In 1998, the Company's Board of Trustees approved a Shareholder Rights Plan (the "Rights Plan"). Under this plan, the Board declared a dividend of one Right for each common share outstanding on the record date. The Rights become exercisable only if an individual or group acquires a 15% or more beneficial ownership in the Company. Ten days after a public announcement that an individual or group has become the beneficial owner of 15% or more of the common shares, each holder of a Right, other than the acquiring individual or group, would be entitled to purchase one common share for each Right outstanding at one-half of the Company's current market price. Also, if the Company is acquired in a merger, or if 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one-half of the then-current market price of the acquiring company's common stock.

11. EQUITY OFFERINGS

      On April 30, 2003, the Company issued $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest. The depositary shares may be called by the Company on or after April 30, 2008 and have a liquidation preference of $25.00 per depositary share. The depositary shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. The net proceeds of the offering were approximately $120.7 million and were used to redeem the Company's $125.0 million 8.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A preferred shares") on May 7, 2003. Upon redemption of the Series A preferred shares, the Company deducted the original issuance costs of Series A preferred shares of $4.5 million from net income available to common shareholders, in accordance with the SEC's clarification of EITF Abstracts, Topic No. D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock".

      On June 2, 2003, the Company issued $75.2 million or 2,110,000 of its common shares at $35.65 per share in a public offering. The net proceeds from the offering to the Company, after deducting offering expenses, were $72.5 million. The Company used the net proceeds to repay a portion of the outstanding balance on its unsecured line of credit.

      On February 28, 2002, the Company entered into a transaction in which 560,380 shares of the Company's common shares were issued at $33.37 per share, resulting in net proceeds of $17.6 million to the Company, which were used to repay outstanding balances under the Company's unsecured line of credit. Related to this offering, Salomon Smith Barney deposited 260,710 shares into The Equity Focus Trust REIT Portfolio Series, 2002-A, a newly formed unit investment trust, and 299,670 shares were deposited into Cohen & Steers Quality Income Realty Fund, Inc.

12. SHARE OPTION AND RESTRICTED SHARE PLANS

      The Company has in place an Employee Share Option and Restricted Share Plan (the "Employee Plan") designed to attract, retain, and motivate executive officers of the Company and other key employees. The Employee Plan, as amended in April 1998, authorizes the issuance of up to 3,200,000 common shares (as increased from time to time to equal 10% of the number of common shares and Operating Partnership units outstanding) pursuant to options or restricted shares granted or issued under this plan, provided that no more than 750,000 restricted shares may be issued. In connection with the grant of options under the Employee Plan, the Executive Compensation Committee of the Board of Trustees determines the option exercise period and any vesting requirements. The Company issued 28,432, 40,284, and 62,595 restricted shares under the Employee Plan during 2004, 2003, and 2002, respectively. The value of outstanding restricted shares is being charged to compensation expense based upon the earlier of satisfying the vesting period (2-8 years) or satisfying certain performance targets.

      Also, the Company had a Trustee Share Option Plan (the "Trustee Plan"). The Trustee Plan, as amended in April 1997, authorized the issuance of up to 500,000 options to purchase common shares of beneficial interest. The Trustee Plan expired on September 28, 2003, and is succeeded by the Employee Plan. In April 1997, the Company also adopted a Non-Employee Trustee Share Plan (the "Share Plan"). The Share Plan permits non-employee trustees of the Company to elect to receive common shares in lieu of all or a portion of their annual trustee fees, board fees and committee fees. The Share Plan authorizes the issuance of 50,000 common shares under the Plan. The Company issued 5,692 and 5,862 common shares pursuant to the Share Plan during 2004 and 2003, respectively.

      In October 1997, the Company adopted an Employee Share Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Company, through payroll deductions, to purchase common shares at a 5% discount to the market price. The Purchase Plan has no limit on the number of common shares that may be issued under the plan. The Company issued 938 and 1,713 common shares pursuant to the Purchase Plan during 2004 and 2003, respectively. In January 2004, the Purchase Plan was amended to eliminate the 5% discount available under the plan.

      For all employee stock options granted on or after January 1, 2003, in accordance with SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123, the Company has elected to adopt the accounting provisions of SFAS No. 123 under the prospective method. The prospective method allows the Company to apply the recognition provisions of SFAS No. 123 to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. During 2004 and 2003, the Company recognized compensation expense of $0.2 and $0.2 million, respectively, related to the stock options granted during 2004 and 2003. The following assumptions were used to derive the fair values: a 10-year option term; an annualized volatility rate of 21.29% and 16.36% for 2004 and 2003, respectively; a risk-free rate of return of 4.25% and 4.01% for 2004 and 2003, respectively; and a dividend yield of 6.86% and 7.55% for 2004 and 2003, respectively.

      Prior to January 1, 2003, the Company applied Accounting Principles Board Opinion No. 25 (APB No. 25) and related Interpretations in accounting for its plans. In accordance with APB 25, no compensation expense has been recognized for its stock option plans during the periods prior to January 1, 2003. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods prescribed in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              (in thousands, except per share data)
                                                 For the Year Ending December 31,
                                                 2004         2003          2002
                                              ----------   ----------   -----------
Net income available to common shareholders:
As reported                                   $   39,837   $   32,530   $   57,812
Pro forma                                     $   39,482   $   32,104   $   57,352
                                              ==========   ==========   ==========
Net income per share - basic:
As reported                                   $     1.47   $     1.30   $     2.61
Pro forma                                     $     1.46   $     1.29   $     2.59

Net income per share - diluted:
As reported                                   $     1.45   $     1.29   $     2.58
Pro forma                                     $     1.44   $     1.27   $     2.56

      The Company uses the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma results above. The following assumptions were used to derive the fair values for option grants during 2002: a 10-year option term, an annualized volatility rate of 19.59%, a risk-free rate of return of 4.33%, and a dividend yield of 7.63%.

      Option activity under the Employee Plan, the Share Plan, and the Trustee Plan, combined is presented in the table below:

                                                      Options Outstanding
                                                 -----------------------------
                              Shares Available                Weighted-average
                                 for future                      Price per
                                Option Grant       Shares           Share
                              ----------------   ----------   ----------------
Balance, December 31, 2001        2,390,088      1,218,964       $   26.60
Options granted                    (585,620)       585,620       $   32.62
Options terminated                   32,076        (32,076)      $   29.12
Options exercised                                 (231,238)      $   26.28
                                  ---------      ---------       ---------

Balance, December 31, 2002        1,836,544      1,541,270       $   28.88
Options granted                    (514,592)       514,592       $   33.46
Options terminated                   80,043        (80,043)      $   29.65
Options exercised                                  (83,861)      $   27.84
                                  ---------      ---------       ---------

Balance, December 31, 2003        1,401,995      1,891,958       $   27.86
Options granted                     (99,960)        99,960       $   36.24
Options terminated                   72,770        (72,770)      $   32.09
Options exercised                                 (344,377)      $   29.38
                                  ---------      ---------       ---------

Balance, December 31, 2004        1,374,805      1,574,771       $   30.66
                                  =========      =========       =========

      All options granted to date have a term of ten years and may be exercised in equal installments, based on a 3-5 year vesting schedule, of the total number of options issued to any individual on each of the applicable 3-5 year anniversary dates of the grant of the option. The balance of options that are exercisable total 693,921, 622,229, and 396,052 at December 31, 2004, 2003, and
2002, respectively.

13. EMPLOYEE BENEFITS

      NONCONTRIBUTORY DEFINED BENEFIT PENSION PLAN

      Employees of the Company hired prior to January 1, 2002 participate in a noncontributory defined benefit pension plan designed to cover substantially all employees. Pension expense includes service and interest costs adjusted by actual earnings on plan assets and amortization of prior service cost and the transition amount. The benefits provided by this plan are based on years of service and the employee's final average compensation. The Company's policy is to fund the minimum required contribution under ERISA and the Internal Revenue Code. The Company uses a December 31 measurement date for its plan.

      The table below presents a summary of pension plan status as of December 31, 2004 and 2003, as it relates to the employees of the Company.

   OBLIGATIONS AND FUNDED STATUS AT DECEMBER 31            2004             2003
                                                      ------------     ------------
CHANGE IN BENEFIT OBLIGATION
    Benefit obligation at beginning of year           $  9,280,600     $  7,605,199
        Service cost                                       887,521          809,598
        Interest cost                                      590,066          492,128
        Plan amendments                                          -                -
        Benefits paid                                      (77,776)         (67,991)
        Actuarial (gain) loss                              756,114          441,666
                                                      ------------     ------------
    Benefit obligation at end of year                 $ 11,436,525     $  9,280,600
                                                      ============     ============

CHANGE IN PLAN ASSETS
    Fair value of plan assets at beginning of year    $  5,053,759     $  3,970,489
        Actual return on plan assets                       567,982          199,304
        Employer contributions                           1,981,110          951,957
        Benefits paid                                      (77,776)         (67,991)
                                                      ------------     ------------
    Fair value of plan assets at end of year          $  7,525,075     $  5,053,759
                                                      ============     ============

    Fair value of plan assets                         $  7,525,075     $  5,053,759
    Benefit obligation                                  11,436,525        9,280,600
                                                      ------------     ------------
        Funded status                                   (3,911,450)      (4,226,841)
    Unrecognized net (gain) loss                         2,028,776        1,726,711
    Unrecognized prior service cost                         50,175           58,172
                                                      ------------     ------------
        Net amount recognized                         $ (1,832,499)    $ (2,441,958)
                                                      ============     ============

      Amounts recognized in the consolidated balance sheets consist of:

                                              2004            2003
                                          -----------     -----------
Prepaid benefit cost                      $         -     $         -
Accrued benefit cost                       (1,832,499)     (2,441,958)
Accumulated other comprehensive income              -               -
                                          -----------     -----------
    Net amount recognized                 $(1,832,499)    $(2,441,958)
                                          ===========     ===========

COMPONENTS OF NET PERIODIC BENEFIT COST       2004            2003
                                          -----------     -----------
  Service cost                            $   887,521     $   809,598
  Interest cost                               590,066         492,128
  Expected return on plan assets             (475,074)       (337,132)
  Amortization of prior service cost            7,997           7,997
  Amortization of net (gain) loss              62,717          36,140
                                          -----------     -----------
    Net periodic benefit cost             $ 1,073,227     $ 1,008,731
                                          ===========     ===========

ADDITIONAL INFORMATION
    Accumulated benefit obligation        $ 8,748,637     $ 6,924,791

ASSUMPTIONS:                                            2004      2003
                                                        -----     -----
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
BENEFIT OBLIGATIONS AT DECEMBER 31
    Discount rate                                       6.00%     6.25%
    Rate of compensation increase                       3.00%     4.00%

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
NET COST FOR YEARS ENDED DECEMBER 31
    Discount rate                                       6.25%     6.50%
    Expected long-term rate of return on plan assets    8.00%     8.00%
    Rate of compensation increase                       3.00%     4.00%

      The Company's pension plan weighted-average asset allocations at December 31, 2004 and 2003, by asset category are as follows:

                   PERCENTAGE OF PLAN ASSETS AT
                           DECEMBER 31
                   ----------------------------
ASSET CATEGORY      2004                  2003
-----------------  ------                ------
Equity Securities    51%                    61%
Debt Securities      47%                    39%
Real estate           0%                     0%
Other                 2%                     0%
                    ---                    ---
     Total          100%                   100%
                    ===                    ===

      The Company's investment policy targets to achieve a long-term return on plan assets of at least 8.0%. In order to achieve these targets, the Company primarily utilizes a diversified grouping of growth and value funds with moderate risk exposure. The Company reviews the pension plan's investment policy on a periodic basis and may adjust the investment strategy, as needed, in order to achieve the long-term objectives of the plan.

      The following table presents the cash flow activity of the pension plan during the years ending December 31, 2004 and 2003:

                   Employer   Employee
                  ----------  --------
CONTRIBUTIONS
     2003         $  951,957  $      -
     2004         $1,981,110  $      -

BENEFIT PAYMENTS
     2003         $   67,991
     2004         $   77,776

      401k PLAN

      The Company maintains a 401k plan covering substantially all employees. This plan provides, with certain restrictions, that employees may contribute a portion of their earnings with the Company matching one-half of such contributions, solely at the Company's discretion. Contributions by the Company were approximately $465,786, $469,800, and $415,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

14. LEASING OPERATIONS

      The Company is in the business of leasing and managing multifamily, office, and retail property. For properties owned by the Company, minimum rentals due in future periods under noncancelable operating leases extending beyond one year at December 31, 2004, are as follows:

            (in thousands)
            --------------
2005         $    213,056
2006              191,574
2007              161,946
2008              135,440
2009              115,077
Thereafter        369,533
             ------------
             $  1,186,626
             ============

      The noncancelable leases are with tenants engaged in retail and office operations in Alabama, Georgia, Florida, North Carolina, South Carolina, Tennessee, Texas, and Virginia. Performance in accordance with the lease terms is in part dependent upon the economic conditions of the respective areas. No additional credit risk exposure relating to the leasing arrangements exists beyond the accounts receivable amounts shown in the December 31, 2004 balance sheet. Leases with tenants in multifamily properties are generally for one year or less and are thus excluded from the above table. Substantially all of the Company's land, buildings, and equipment represent property leased under the above and other short-term leasing arrangements.

      Rental income from continuing operations for 2004, 2003, and 2002 includes percentage rent of $2.7 million, $2.5 million and $2.3 million, respectively. This rental income was earned when certain retail tenants attained sales volumes specified in their respective lease agreements.

15. COMMITMENTS, CONTINGENCIES, GUARANTEES AND OTHER ARRANGEMENTS

      COMMITMENTS AND CONTINGENCIES

      The following tables summarize the Company's future minimum lease payments under operating lease agreements as of December 31, 2004:

                                        PAYMENTS DUE IN FISCAL
                          -------------------------------------------------
(in thousands)             TOTAL   2005  2006  2007  2008  2009  THEREAFTER
========================  =======  ====  ====  ====  ====  ====  ==========
Ground lease commitments  $ 3,784  $ 54  $ 54  $ 54  $ 54  $ 54   $ 3,514
                          -------  ----  ----  ----  ----  ----   -------

      The Company is a party to various legal proceedings incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect the financial position or results of operations or cash flows of the Company.

      GUARANTEES AND OTHER ARRANGEMENTS

      During January 2000, the Company initiated and completed an Executive Unit Purchase Program (Unit Purchase Program), in which the Board of Trustees and certain members of the Company's management were able to purchase 425,925 units of CRLP. The value of the units purchased under the Unit Purchase Program was approximately $10.0 million. Under the Unit Purchase Program, the Board of Trustees and the members of management obtained full-recourse personal loans from an unrelated financial institution, in order to purchase the units. As of December 31, 2004, the outstanding balance on these loans was $3.8 million as some participants have exited the program and repaid their principal balance. The units, which have a market value of approximately $6.5 million at December 31, 2004, are pledged as collateral against the loans. The Company provided a guarantee to the unrelated financial institution for the personal loans, which matured in January 2005. At December 31, 2004, no liability was recorded on our books for the guarantee. In connection with the maturity of the remaining outstanding loans in January 2005, the Company's guarantees for such loans were terminated.

      During August 2002, in connection with the purchase of Heathrow International Business Center, the Company entered into an agreement to acquire one new office building that contains 192,000 square feet. The closing for this acquisition is anticipated to occur upon the earlier of August 2005 or at such time that the seller achieves certain leasing targets for the property. The purchase price will be determined based upon the percentage of gross leasable area actually leased and the net operating income generated by the leases at the time of acquisition.

      During December 2002, the Company sold 90% of its interest in Colonial Promenade Hoover for a total sales price of $20.5 million, and formed Highway 150 LLC, in which the Company maintains 10% ownership and manages the property. In connection with the formation of Highway 150 LLC, the Company executed a guaranty, pursuant to which the Company would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. The Company's maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2004, the total amount of debt of the joint venture was approximately $17.4 million and matures in December 2012. At December 31, 2004, no liability was recorded on the Company's books for the guarantee.

      In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of the Company totaling $26.9 million at December 31, 2004. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by the Company. Additionally, certain unitholders of CRLP and trustees of the Company have guaranteed indebtedness of the Company totaling $0.4 million at December 31, 2004. The Company has indemnified these individuals from their guarantees of this indebtedness.

16. RELATED PARTY TRANSACTIONS

      The Company has used affiliated construction companies to manage and oversee certain of its development, re-development and expansion projects. The affiliated construction companies utilized by the Company are headquartered in Alabama and have completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, re-development or expansion project with the affiliated construction companies and presents each project to the Company's Management Committee for review and approval. Upon approval by the Management Committee, the Management

Committee presents each project to the independent members of the Executive Committee of the Board of Trustees for final approval. In each of the following transactions, the independent members of the Executive Committee approved such transactions unanimously.

      The Company paid $1.6 million for property development costs to Lowder Construction Company, Inc., a construction company owned by The Colonial Company ("TCC") in which Mr. Thomas H. Lowder (the Company's Chairman of the Board and Chief Executive Officer) and Mr. James K. Lowder (our trustee) each own a 50% interest, during the year ended December 31, 2002. Of this amount, $1.5 million was then paid to unaffiliated subcontractors for the construction of these development and expansion projects during 2002. The Company paid insignificant amounts to Lowder Construction Company, Inc. during 2004 and 2003. The Company had no outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. at December 31, 2004 and 2003.

      The Company also paid $20.0 million, $30.2 million and $35.3 million for property construction costs to Brasfield & Gorrie LLC, a construction company partially-owned by Mr. M. Miller Gorrie (a trustee of the Company) during the years ended December 31, 2004, 2003 and 2002, respectively. Of these amounts, $17.0 million, $26.9 million and $32.1 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2004, 2003 and 2002, respectively. The Company had $3.3 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2004.

      In March 2002, CPSI acquired a 20% interest in three aircraft from NRH Enterprises, L.L.C., ("NRH") an entity in which Mr. Harold Ripps (a trustee of the Company) indirectly has an approximate 33% interest, for approximately $1.4 million. Additionally, CPSI entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which CPSI paid NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of the Company's flight time, to cover the operating expenses of the aircraft. Further, CPSI entered into an aircraft services agreement with MEDJET Assistance, L.L.C., (MEDJET) an entity in which Mr. Ripps indirectly has an approximate 40% interest. Under this agreement, CPSI was obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH paid this $5,000 monthly fee to MEDJET, on behalf of CPSI, from the $10,000 monthly fee referred to above. CPSI paid approximately $279,000 during 2004 and $319,000 during 2003 to NRH for usage and service of the aircraft under the above agreements. During 2004, the Company sold its interest in the three aircraft for $0.8 million and terminated the aircraft services agreement.

      In July 2002, the Company acquired three single family homes located in Montgomery, Alabama, from Lowder New Homes, Inc., an entity owned by TCC, for a total purchase price of approximately $0.5 million, which will be operated as rental property. The homes were purchased as part of a corporate rental program for an automobile manufacturer that is building a manufacturing plant near Montgomery, Alabama. Under the corporate rental program, executives of the automobile manufacturer will rent the homes from the Company for an initial term of three years, with the option to extend the lease, and have agreed to lease additional multifamily units at Colonial Grand at Promenade located in Montgomery, Alabama. The homes were funded through the Company's unsecured line of credit.

      We leased space to certain entities in which Mr. Thomas H. Lowder, Mr. James K. Lowder, and Mr. M. Miller Gorrie have an interest and received market rent from these entities of approximately $1.4 million, $1.1 million and $1.0 million during the years ended December 31, 2004, 2003, and 2002, respectively. Additionally, we provided management and leasing services to certain related entities and received fees from these entities of approximately $26,502, $0.2 million and $0.3 million during the years ended December 31, 2004, 2003, and 2002, respectively.

      Colonial Insurance Agency, a corporation owned by TCC, has provided insurance brokerage services for the Company. The aggregate amount paid by the Company to Colonial Insurance Agency for these services during the years ended December 31, 2004, 2003, and 2002 were $4.0 million, $4.4 million and $5.0 million, respectively. Of these amounts, $3.6 million, $4.2 million and $4.7 million was then paid to unaffiliated insurance carriers for insurance premiums during 2004, 2003 and 2002, respectively.

17. NET INCOME PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share:

                                                                       (in thousands, except per share data)
                                                                    ------------------------------------------
                                                                        2004           2003           2002
                                                                    ------------    -----------    -----------
Numerator:
     Net Income                                                     $     54,618    $    52,265    $    73,377
     Less: Preferred stock dividends                                     (14,781)       (15,284)       (15,565)
     Less: Redemption of preferred share issuance costs                        -         (4,451)             -
                                                                    ------------    -----------    -----------
     Net income available to common shareholders                    $     39,837    $    32,530    $    57,812
                                                                    ============    ===========    ===========
Denominator:
     Denominator for basic net income per share - weighted
       average common shares                                              27,121         24,965         22,154
     Effect of dilutive securities:
     Trustee and employee stock options                                      341            267            254
                                                                    ------------    -----------    -----------
     Denominator for diluted net income per share - adjusted
       weighted average common shares                                     27,462         25,232         22,408
                                                                    ============    ===========    ===========

     Basic net income per share, before extraordinary items         $       1.47    $      1.30    $      2.61
                                                                    ============    ===========    ===========
     Diluted net income per share, before extraordinary items       $       1.45    $      1.29    $      2.58
                                                                    ============    ===========    ===========

      There were no antidilutive outstanding options as of December 31, 2004. There were 43,333, and 40,000 outstanding options to purchase common shares excluded from the computation of diluted net income per share for 2003 and 2002, respectively, because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. The weighted average exercise prices of these outstanding options for 2003 and 2002 were $35.82 and $35.57 per share, respectively.

18. CORNERSTONE MERGER

      During October 2004, the Company entered into a definitive merger agreement with Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a Richmond, Virginia-based REIT focused on multifamily communities. The transaction, which is expected to close during April of 2005, is valued at approximately $1.5 billion, including the assumption or repayment of Cornerstone debt.

      The transaction is structured as a common and preferred share election merger, with Cornerstone shareholders having the right to elect to receive the merger consideration in Colonial's common or preferred depositary shares. More specifically, in the merger, Cornerstone shareholders will have the right to elect to receive either:

   - a number of Colonial common shares equal to the common share conversion rate, which is currently expected to be 0.2581; or

   - a number of Colonial 7.62% Series E preferred depositary shares, $25.00 liquidation preference per depositary share, equal to the preferred depositary share conversion rate, which is currently expected to be 0.4194;

for each outstanding common share of Cornerstone, subject to the restriction that the Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. If the number of Colonial Series E preferred depositary shares to be issued in the merger or the number of holders of Colonial Series E preferred depositary shares does not satisfy New York Stock Exchange listing conditions specified in the merger agreement, then each Cornerstone common share will be converted into a number of Colonial common shares equal to the common share conversion rate. In addition, the conversion rates are subject to various adjustments provided for in the merger agreement, although Colonial and Cornerstone do not currently expect any further material adjustments to the conversion rates. Depending upon the shareholder elections, we expect to issue approximately 11 to 14 million new common shares and up to approximately $150 million of new preferred securities and refinance or assume approximately $850 million of Cornerstone's existing secured debt. The transaction, which remains subject to approval by the common shareholders of Colonial and Cornerstone, has been unanimously approved by both boards.

      Cornerstone will have the right to terminate the transaction if Colonial's average share price for the 20 trading days preceding 10 trading days prior to the close of the transaction is below $31.00. However, in the event the share price is below such level, the Company has the right to continue the transaction through the payment, at its sole option, of additional Colonial Properties common shares or cash to provide Cornerstone shareholders value equivalent to that which they would have received had Colonial's share price been $31.00 for such measurement period. The Company has the right to terminate if its average share price exceeds $49.00 for 20 consecutive trading days preceding 10 trading days prior to the close of the transaction.

19. SUBSEQUENT EVENTS

      DISTRIBUTION

      On January 21, 2005, the Board of Trustees declared a cash distribution to shareholders of the Company and partners of CRLP in the amount of $0.675 per share and per partnership unit, totaling $25.7 million. The distribution was made to shareholders and partners of record as of January 31, 2005, and was paid on February 7, 2005.

      ACQUISITIONS

      On January 13, 2005, the Company acquired Portofino Shopping Center, a 373,000 square foot retail shopping center in Houston, Texas. The center is anchored by Home Depot and Sam's Wholesale Club. Other tenants include Oshman's, Steinmart, Old Navy, Petsmart, Michael's and Conn's. The asset was acquired for a total purchase price of $60.3 million, which was funded through borrowings under the Company's bridge credit facility.

      On January 31, 2005, the Company acquired Westshore Place I & II, two ten story Class A office buildings comprising 370,994 square feet in Tampa, Florida. The assets were acquired for $54.9 million, which was funded through borrowings under the Company's bridge credit facility.

      DISPOSITIONS

      On February 18, 2005, the Company sold its 15% interest in Colonial Village at Cahaba Heights, a 125-unit multifamily apartment community located in Birmingham, Alabama. The asset was sold for a total sales price of $1.2 million and the proceeds were used to repay a portion of the borrowings under the Company's unsecured line of credit.

      On February 25, 2005, the Company sold its 15% interest in Colonial Grand at River Hills, a 776-unit multifamily apartment community located in Tampa, Florida. The asset was sold for a total sales price of $6.9 million and the proceeds were used to repay a portion of the borrowings under the Company's unsecured line of credit.

      FINANCING ACTIVITY

      On January 31, 2005, the Company, through CRLP, completed a $275 million senior notes offering of 4.750% unsecured notes due February 1, 2010. Interest on the notes is payable semi-annually on the 1st of every February and August beginning August 1, 2005. The net proceeds of approximately $273.3 million were used to pay down the Company's bridge credit facility and a portion of the Company's unsecured line of credit.

      During January 2005, the Company entered into two interest rate swap agreements to hedge the interest rate risk associated with forecasted debt issuances that are expected to occur during 2005. The following table summarizes the notional values and other characteristics these interest rate swap agreements:

                                               INTEREST
         PRODUCT TYPE          NOTIONAL VALUE    RATE    MATURITY
-----------------------------  --------------  --------  --------
Interest Rate SWAP, Cash Flow   $250 million     4.721%   8/3/15
Interest Rate SWAP, Cash Flow   $200 million     4.830%  2/15/16

During January 2005, the Company settled one interest rate swap agreement and terminated one interest rate swap agreement for approximately $0.8 million, both of which were outstanding at December 31, 2004. This amount will remain in accumulated other comprehensive income and be reclassified to interest expense over the applicable period of the associated debt.

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2004 and 2003. The information provided herein has been reclassified in accordance with SFAS No. 144 for all periods presented.

                                                               2004
                                             -----------------------------------------
                                               (in thousands, except per share data)
                                             -----------------------------------------
                                               First     Second      Third     Fourth
                                              Quarter    Quarter    Quarter    Quarter
                                             --------   --------   --------   --------
Revenues                                     $ 71,074   $ 74,662   $ 82,452   $ 91,899
Income from continuing operations               6,350      6,073      3,771      5,368
Income from discontinuing operations           10,734      4,063      4,884     13,375
Net income                                     17,084     10,136      8,655     18,743
Preferred dividends                            (3,695)    (3,695)    (3,695)    (3,696)
Net income available to common shareholders    13,389      6,441      4,960     15,047

Net income per share:
         Basic                               $   0.50   $   0.24   $   0.18   $   0.55
         Diluted                             $   0.50   $   0.24   $   0.18   $   0.54

Weighted average common shares outstanding:
         Basic                                 26,670     27,089     27,252     27,467
         Diluted                               27,045     27,382     27,615     27,839

                                                               2003
                                             -----------------------------------------
                                               (in thousands, except per share data)
                                             -----------------------------------------
                                               First     Second      Third     Fourth
                                              Quarter    Quarter    Quarter    Quarter
                                             --------   --------   --------   --------
Revenues                                     $ 66,981   $ 69,947   $ 67,391   $ 70,074
Income from continuing operations               5,455      8,618      6,442      7,647
Income from discontinuing operations           10,545      3,613      4,093      5,852
Net income                                     16,000     12,231     10,535     13,499
Preferred dividends                            (3,891)    (3,973)    (3,724)    (3,696)
Preferred share issuance costs                      -     (4,451)         -          -
Net income available to common shareholders    12,109      3,807      6,811      9,803

Net income per share:
         Basic                               $   0.52   $   0.16   $   0.26   $   0.36
         Diluted                             $   0.52   $   0.15   $   0.26   $   0.36

Weighted average common shares outstanding:
         Basic                                 23,236     24,312     26,002     26,267
         Diluted                               23,405     24,562     26,275     26,666

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Colonial Properties Trust:

We have completed an integrated audit of Colonial Properties Trust's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule
------------------------------------------------------------------

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Colonial Properties Trust at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, as a result of the Company's disposition of certain operating properties during 2005, the consolidated financial statements have been restated to reflect such operations as discontinued operations.

Internal control over financial reporting
-----------------------------------------

Also, in our opinion, management's assessment, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
March 16, 2005, except for Notes 3 and 7,
as to which the date is May 17, 2005